Exhibit 10.16
OFFICE LEASE
by and between
TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA
for the benefit of its Real Estate Account
(“Landlord”)
and
CARLYLE INVESTMENT MANAGEMENT L.L.C.
(“Tenant”)
Dated as of
April 16, 2010

TABLE OF CONTENTS

LEASE OF PREMISES	1
BASIC LEASE PROVISIONS	1
STANDARD LEASE PROVISIONS	6
1. TERM	6
2. BASE RENT	6
3. ADDITIONAL RENT	7
4. IMPROVEMENTS AND ALTERATIONS	16
5. REPAIRS	19
6. USE OF PREMISES	20
7. UTILITIES AND SERVICES	23
8. NON-LIABILITY AND INDEMNIFICATION; INSURANCE	26
9. FIRE OR CASUALTY	30
10. EMINENT DOMAIN	32
11. ASSIGNMENT AND SUBLETTING	32
12. DEFAULT	36
13. ACCESS; CONSTRUCTION	40
14. BANKRUPTCY	41
15. SUBSTITUTION OF PREMISES	42
16. SUBORDINATION; ATTORNMENT; ESTOPPEL CERTIFICATES	42
17. SALE BY LANDLORD; TENANT’S REMEDIES; NONRECOURSE LIABILITY	43
18. PARKING; COMMON AREAS	44
19. STORAGE SPACE	46
20. OPTION TO EXTEND	47
21. RIGHT OF FIRST OFFER	48
22. TELECOMMUNICATIONS EQUIPMENT	51
23. MOLD AND MILDEW	56
24. MISCELLANEOUS	57
LIST OF EXHIBITS

Exhibit A-1	Floor Plans of the Premises and the Expansion Space
Exhibit A-2	Floor Plan of the Storage Space
Exhibit A-3	Legal Description of the Project
Exhibit B	Building Enhancements
Exhibit C	Building Rules and Regulations
Exhibit D	Form Tenant Estoppel Certificate
Exhibit E	Cleaning Specifications
Exhibit F	Form of Subordination, Non-Disturbance and Attornment Agreement
Exhibit G	Central Heat and Air Conditioning Standards
Exhibit H	Form of Guaranty
Exhibit I	List of Existing Rights

OFFICE LEASE
     THIS OFFICE LEASE (this “Lease”) is made as of April 16, 2010 (“Effective Date”) between TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA, a New York corporation, for the benefit of its Real Estate Account (“Landlord”), and the Tenant described in Item 1 of the Basic Lease Provisions.
LEASE OF PREMISES
Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, subject to all of the terms and conditions set forth herein, those certain premises (the “Premises”) described in Item 3 of the Basic Lease Provisions and as shown in the drawing attached hereto as Exhibit A-1. The Premises are located in the Building described in Item 2 of the Basic Lease Provisions. The Building is located on that certain land (the “Land”) more particularly described on Exhibit A-2 attached hereto, which is also improved with landscaping, parking facilities and other improvements, fixtures and common areas and appurtenances now or hereafter placed, constructed or erected on the Land (sometimes referred to herein as the “Project”).
BASIC LEASE PROVISIONS

1.	Tenant:	CARLYLE INVESTMENT MANAGEMENT L.L.C. (“Tenant”)

2.	Building:	1001 Pennsylvania Avenue, N.W. Washington, D.C. (“Building”)

3.	Description of Premises:	The entirety of the 2nd and 3rd floors of the Building

	Rentable Area:	approximately 129,724 square feet of Rentable Area, consisting of approximately 58,236 square feet of Rentable Area on the second (2nd) floor of the Building, and approximately 71,488 square feet of Rentable Area on the third (3rd) floor of the Building.

	Building Size:	approximately 756,499 total square feet of Rentable Area (subject to Paragraph 18) consisting of approximately 713,574 square feet of Rentable Area of office space and approximately 42,925 square feet of rentable area of retail space

4.	Tenant’s Proportionate Share:	Tenant’s Proportionate Share Building: approximately 17.15% (129,724 rsf / 756,499 rsf) (See Paragraph 3)

Tenant’s Proportionate Share Office: approximately 18.18% (129,724 rsf / 713,574 rsf) (See Paragraph 3)

5.	Base Rent:	(See Paragraph 2)

August 1, 2011 to July 31, 2012, inclusive: Monthly Installment: Each Lease Year:	($31.88/square foot of Rentable Area/annum) $344,633.43 $4,135,601.12

August 1, 2012 to July 31, 2013, inclusive: Monthly Installment: Each Lease Year:	($32.67/square foot of Rentable Area/annum) $353,173.59 $4,238,083.08

August 1, 2013 to July 31, 2014, inclusive: Monthly Installment: Each Lease Year:	($44.65/square foot of Rentable Area/annum) $482,681.38 $5,792,176.60

August 1, 2014 to July 31, 2015, inclusive: Monthly Installment: Each Lease Year:	($45.77/square foot of Rentable Area/annum) $494,788.96 $5,937,467.48

August 1, 2015 to July 31, 2016, inclusive: Monthly Installment: Each Lease Year:	($46.91/square foot of Rentable Area/annum) $507,112.74 $6,085,352.84

August 1, 2016 to July 31, 2017, inclusive: Monthly Installment: Each Lease Year:	($49.41/square foot of Rentable Area/annum) $534,138.57 $6,409,662.84

August 1, 2017 to July 31, 2018, inclusive: Monthly Installment: Each Lease Year:	($50.65/square foot of Rentable Area/annum) $547,543.38 $6,570,520.60

August 1, 2018 to July 31, 2019, inclusive: Monthly Installment: Each Lease Year:	($51.91/square foot of Rentable Area/annum) $561,164.40 $6,733,972.84

August 1, 2019 to July 31, 2020, inclusive: Monthly Installment: Each Lease Year:	($53.21/square foot of Rentable Area/annum) $575,217.84 $6,902,614.04

August 1, 2020 to July 31, 2021, inclusive: Monthly Installment: Each Lease Year:	($54.54/square foot of Rentable Area/annum) $589,595.58 $7,075,146.96

	August, 2021 to July 31, 2022 inclusive: Monthly Installment: Each Lease Year:	($57.04/square foot of Rentable Area/annum) $616,621.41 $7,399,456.96

	August 1, 2022 to July 31, 2023, inclusive: Monthly Installment: Each Lease Year:	($58.47/square foot of Rentable Area/annum) $632,080.19 $7,584,962.28

	August 1, 2023 to July 31, 2024, inclusive: Monthly Installment: Each Lease Year:	($59.93/square foot of Rentable Area/annum) $647,863.28 $7,774,359.32

	August 1, 2024 to July 31, 2025, inclusive: Monthly Installment: Each Lease Year:	($61.43/square foot of Rentable Area/annum) $664,078.78 $7,968,945.32

	August 1, 2025 to July 31, 2026, inclusive: Monthly Installment: Each Lease Year:	($62.96/square foot of Rentable Area/annum) $680,618.59 $8,167,423.08

6.	Installment Payable Upon Execution:	N/A

7.	Security Deposit:	None

8.	Initial Estimated Amount of Tenant’s Proportionate Share of Operating Expenses for the Project:	N/A

9.	Initial Term:	Fifteen (15) Lease Years, commencing on the Commencement Date and ending on the last day of the fifteenth (15th) Lease Year (See Paragraph 1)

10.	Commencement Date:	August 1, 2011

11.	Expiration Date:	July 31, 2026

12.	Tenant’s Broker (See Paragraph 24(1)):	CB Richard Ellis, Inc. 750 9th Street, NW Suite 900 Washington, DC 20001

13.	Number of Parking Permits:	Tenant shall have the right to contract for one hundred ten (110) parking permits for the Premises and up to one monthly parking permit per 1,250 square feet of Rentable Area of any Expansion Space leased by Tenant. Each such parking permit shall be for unreserved parking in the Project’s garage at the prevailing market rate, pursuant to the provisions of Paragraph 18(a) below.

14.	Addresses for Notices:

To: TENANT:

 Carlyle Group
1001 Pennsylvania Avenue, NW
Suite 220 South
Washington, DC 20004
Attn: Chief Administrative Officer

and to:

Carlyle Group
1001 Pennsylvania Avenue, NW
Suite 220
Washington, DC 20004
Attn: General Counsel

With a copy to:

 Katten Muchin Rosenman LLP
2900 K Street, NW
Suite 200
Washington, DC 20007
Attn: Bruce Kosub, Esq.	To: LANDLORD:

Property Management Office:

 Teachers Insurance and Annuity Association of America
c/o Hines Interests Limited Partnership
1001 Pennsylvania Avenue, NW
Suite 100
Washington, DC 20004
Attn: Property Manager

With a copy to:

 Teachers Insurance and Annuity Association of America
730 Third Avenue
New York, NY 10017-3206
Attn: Managing Director-Real Estate Portfolio,
Investment Management-Mortgage and Real Estate

and to:

Teachers Insurance and Annuity Association of America
8500 Andrew Carnegie Blvd.
Charlotte, NC 28262
Attn: Vice-President and General Counsel-Investment
Management Law

and to:

Greenberg Traurig, LLP
2101 L Street, NW
Suite 1000
Washington, DC 20037
Attn: Nelson F. Migdal, Esq.

15.	Address for Payment of Rent:	All payments payable under this Lease shall be sent to Landlord at:

TIAA-CREF, Hines
Property Management 1001 Pennsylvania Avenue
PO Box 405352
Atlanta, GA 30384-5302

or to such other address as Landlord hereafter may designate in a written notice to Tenant given at least twenty (20) days’ prior to the date such payment is due.

16.	Guarantor:	TC Group, L.L.C., a Delaware limited liability company

17.	Effective Date:	The effective date of this Lease shall be the date set forth in the introductory paragraph above.

18.	Tenant Improvement Allowance:	$9,080,680.00 (based upon Seventy Dollars ($70.00) per square foot of Rentable Area of the Premises). See Paragraph 4(b).

19.	The “State” is the state, commonwealth, district or jurisdiction in which the Building is located.	Washington, D.C.

20.	Storage Space:	See Paragraph 19. Note: Storage Space rent is payable monthly in addition to Base Rent.

21.	Option to Extend:	Two (2) five (5)-year options. See Paragraph 20.

22.	Right of First Offer:	See Paragraph 21.

23.	Telecommunications Equipment:	See Paragraph 22.

24.	Lease Year:	The 12-month period beginning on the first day of the month in which the Commencement Date falls and each anniversary thereof.
This Lease consists of the foregoing introductory paragraphs and Basic Lease Provisions, the provisions of the Standard Lease Provisions (the “Standard Lease Provisions”) (consisting of Paragraph 1 through Paragraph 24 which follow) and Exhibits A-1 through Exhibit A-3 and Exhibit B through Exhibit G, all of which are incorporated herein by this reference. In the event of any conflict between the provisions of the Basic Lease Provisions and the provisions of the Standard Lease Provisions, the Standard Lease Provisions shall control.

STANDARD LEASE PROVISIONS
1. TERM
     (a) The Initial Term of this Lease and the Rent (defined below) shall commence on August 1, 2011 (the “Commencement Date”). Unless earlier terminated in accordance with the provisions hereof, the Initial Term of this Lease shall be the period shown in Item 9 of the Basic Lease Provisions. As used herein, “Lease Term” shall mean the Initial Term referred to in Item 9 of the Basic Lease Provisions, subject to any extension of the Initial Term hereof exercised in accordance with the terms and conditions expressly set forth herein, the Initial Term shall end on July 31, 2026 (the “Expiration Date”). Unless Landlord is terminating this Lease prior to the Expiration Date in accordance with the provisions hereof, Landlord shall not be required to provide notice to Tenant of the Expiration Date. This Lease shall be a binding contractual obligation effective upon execution hereof by Landlord and Tenant, notwithstanding the later commencement of the Initial Term of this Lease.
     (b) The Premises will be delivered to Tenant on the Commencement Date.
2. BASE RENT
     (a) Tenant agrees to pay during each month of the Lease Term as Base Rent (“Base Rent”) for the Premises the sums shown for such periods in Item 5 of the Basic Lease Provisions.
     (b) Except as expressly provided to the contrary herein, Base Rent shall be payable in consecutive monthly installments, in advance, without demand, deduction or offset, commencing on the Commencement Date and continuing on the first day of each calendar month thereafter until the expiration of the Lease Term. The first full monthly installment of Base Rent and of Tenant’s Proportionate Share Office (as defined below) and Tenant’s Proportionate Share Building (as defined below) of applicable estimated Operating Expenses due pursuant to Paragraph 3(e) shall be payable upon the Commencement Date of this Lease. The obligation of Tenant to pay Base Rent and other sums to Landlord and the obligations of Landlord under this Lease are independent obligations. If the commencement date for any Expansion Space (as defined in Paragraph 21(a) hereof) is a day other than the first day of a calendar month, or the Lease Term expires on a day other than the last day of a calendar month, then the Rent for such partial month shall be calculated on a per diem basis. In the event Landlord delivers to Tenant and Tenant accepts possession of any Expansion Space pursuant to Paragraph 21, prior to the commencement date therefor, Tenant agrees it shall be bound by and subject to all terms, covenants, conditions and obligations of this Lease during the period between the date possession is accepted by Tenant and the commencement date, other than the payment of Base Rent, in the same manner as if delivery had occurred on the commencement date.
     (c) The parties agree that for all purposes hereunder the Premises shall be stipulated to contain the number of square feet of Rentable Area described in Item 3 of the Basic Lease Provisions. As used herein, “Rentable Area” shall mean the rentable area of space in the Building calculated generally in accordance with the WDCAR methodology.
     (d) Base Rent shall be paid to Landlord absolutely net of all costs and expenses. The provisions for payment of Operating Expenses by means of periodic payment of Tenant’s Proportionate Share Office of estimated applicable Operating Expenses, Tenant’s Proportionate Share Building of estimated applicable Operating Expenses and the year end adjustment of such payments are intended to pass on to Tenant and reimburse Landlord for Tenant’s Proportionate Share Office and Tenant’s Proportionate Share Building of all costs and expenses of the nature described in Paragraph 3 of this Lease.

     3. ADDITIONAL RENT
     (a) Tenant shall pay to Landlord each month as additional rent (“Additional Rent”) an amount equal to Tenant’s Proportionate Share Office or Tenant’s Proportionate Share Building of applicable Operating Expenses (defined below).
     (b) “Tenant’s Proportionate Share Office” is, subject to the provisions of Paragraph 18, the percentage number described in Item 4 of the Basic Lease Provisions. Tenant’s Proportionate Share Office represents, subject to the provisions of Paragraph 18, a fraction, the numerator of which is the number of square feet of Rentable Area in the Premises and the denominator of which is the number of square feet of Rentable Area for lease to third parties leasing office space in the Building, as determined by Landlord pursuant to Paragraph 18. “Tenant’s Proportionate Share Building” is, subject to the provisions of Paragraph 18, the percentage number described in Item 4 of the Basic Lease Provisions. Tenant’s Proportionate Share Building represents, subject to the provisions of Paragraph 18, a fraction, the numerator of which is the number of square feet of Rentable Area in the Premises and the denominator of which is the number of square feet of Rentable Area for lease to all third parties leasing office space in the Building, plus the number of square feet of rentable area for lease to all third parties leasing retail space in the Building, as determined by Landlord, subject to the provisions of Paragraph 18. For purposes hereof, Tenant’s Proportionate Share Building shall be applicable to Paragraphs 3(c)(i) and 3(c)(ii), and Tenant’s Proportionate Share Office shall be applicable to Paragraph 3(c)(iii).
     (c) “Operating Expenses” means all reasonable and customary costs, expenses and obligations incurred or payable by Landlord in connection with the operation, ownership, management, repair or maintenance of the Building and the Project during or allocable to the Lease Term, including without limitation, the following:
     (i) Any form of assessment, license fee, license tax, business license fee, commercial rental tax, levy, charge, improvement bond, tax, water and sewer rents and charges, or similar or dissimilar imposition imposed by any authority having the direct power to tax, including any city, county, state or federal government, or any school, or any improvement or special assessment district thereof, or any other governmental charge, general and special, ordinary and extraordinary, foreseen and unforeseen, which are assessed against the ownership or use of any legal or equitable interest of Landlord in the Premises, Building, Common Areas or Project during the Lease Term (collectively, “Taxes”). Taxes shall also include, without limitation:
          (A) any assessment, tax, fee, levy or charge by any governmental agency related to any transportation plan, fund or system (including assessment districts) instituted within the geographic area of which the Project is a part; and/or
          (B) any reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred by Landlord in attempting to protest, reduce or minimize Taxes.
Any Taxes which may be paid in a lump sum or paid in installments shall be passed through as Operating Expenses in installments. Notwithstanding anything contained herein to the contrary, “Taxes” shall not include: any inheritance, estate, gift, franchise, corporation, income, excise, capital stock, succession, transfer, recordation, net or excess profits taxes; taxes on any over standard tenant improvements or tenant improvements valued in excess of those in the Premises; taxes for which Tenant is charged directly (i.e., personal property); Landlord’s gross receipts taxes or any other similar tax which may be assessed against Landlord and/or the Building; or any interest or penalties for late payment by Landlord. Landlord shall use commercially reasonable efforts to keep Taxes as low as possible. If Landlord reasonably determines to initiate efforts to obtain a reduction or elimination of taxes, Landlord shall diligently pursue such reduction and/or elimination of taxes. If Landlord secures an abatement or refund of any Taxes, Tenant shall receive Tenant’s Proportionate Share Building of the amount of such abatement or refund (net of reasonable costs incurred not passed through as Operating Expenses) as a credit to be applied by Landlord against the next monthly rental payment(s) (unless no further Rent is due by Tenant hereunder and then Landlord shall pay Tenant’s Proportionate Share Building of the amount of any abatement or refund to Tenant within thirty (30) days of Landlord’s receipt of any such abatement or refund), and any expenses incurred by Landlord in connection with obtaining such reduction shall be included in Operating Expenses.
     (ii) Insurance for the Building and Landlord’s ownership thereof, including, but not limited to, public liability, fire, property damage, wind, hurricane, earthquake, terrorism, flood, rental loss, rent continuation, boiler machinery, business interruption, contractual indemnification and All Risk or Causes of Loss — Special Form coverage insurance for up to the full replacement cost of the Project and such other insurance for the Building and Landlord’s ownership thereof as is customarily carried by operators of other similar class office buildings in the city in which the Project is located, to the extent carried by Landlord in its reasonable discretion, and the deductible portion of any insured loss at the Project otherwise covered by such insurance; provided, however, that to the extent Landlord obtains any such insurance as part of a blanket policy covering other property of Landlord or Landlord Affiliates (as defined in Paragraph 6(g)(iv)) as well as the Building, only the portion of premium therefor reasonably allocated to the Building shall be included as part of Operating Expenses.
     (iii) The cost of reasonable and customary services and utilities (including taxes and other charges incurred in connection therewith) provided to the Premises, the Building or the Project, including, without limitation, water, power, gas, sewer, waste disposal, telephone and cable television facilities, fuel, supplies, equipment, tools, materials, service contracts, janitorial services, waste and refuse disposal, window cleaning, maintenance and repair of sidewalks and Building exterior and services areas, gardening and landscaping; public space and vault rentals and charges; employees’ wages, salaries, welfare and social security taxes, paid vacation days, and disability, pension, medical and other fringe benefits of all persons (including independent contractors) who perform services connected with the operation, maintenance, repair or replacement of the Building and Common Areas (wages, salaries and related expenses of any agents or employees not exclusively engaged in the operation, maintenance, security and management of the Building shall be reasonably apportioned); any association assessments, costs, dues and/or expenses relating to the Project; personal property taxes on and maintenance and repair of equipment and other personal property used in connection with the operation, maintenance or repair of the Project; repair and replacement (to the extent that an individual window coverings cannot be repaired) of Building standard window coverings provided by Landlord in the premises of tenants in the Project which replacement coverings shall be of comparable quality; such reasonable auditors’ fees and legal fees as are incurred in connection with the operation, maintenance or repair of the Project; a property management fee not to exceed three percent (3%) of gross receipts of office portion of Building (which fee may be imputed if Landlord has internalized management or otherwise acts as its own property manager); all costs associated with maintaining and operating the fitness center in the Building including a reasonable market rate; the maintenance of any easements or ground leases benefiting the Project, whether by Landlord or by an independent contractor; license, permit and inspection fees relating to the Building; all costs and expenses required by any governmental or quasi governmental authority or by applicable Law for any reason; provided that such expense is not caused by

Landlord’s gross negligence, illegal acts or willful misconduct or by governmental or quasi governmental tenants in the Building acting as tenants in the Building; the cost of air conditioning, heating, ventilating, plumbing, elevator maintenance and repair (to include the replacement of components) and other mechanical and electrical systems repair and maintenance; sign maintenance; and Common Area (defined below) repair, resurfacing, operation and maintenance; the reasonable cost for temporary lobby displays and events commensurate with the operation of a similar class building (not to exceed two (2) events per calendar year), and the cost of providing security services, if any, deemed appropriate by Landlord (it being understood, however, that any increased security put in place solely because of the sensitivity of another tenant or which do not contribute to the overall security of the tenants in the Building shall not be an Operating Expense). Notwithstanding the foregoing, at no time shall the rental charges for the on-site property management office and the fitness center passed through as an Operating Expense exceed the fair market rental rate for interior, windowless space. As of the Effective Date, the on-site property management office is in windowless space. If Landlord makes an expenditure for any capital improvements made to the Project by Landlord that reduce Operating Expenses, or to comply with any law, ordinance or regulation pertaining to the Land or the Building enacted after the Commencement Date, and if, under generally accepted accounting principles as applied to real estate, such expenditure is not a current expense, then the cost thereof shall be amortized over a period equal to the pay-back period of such improvement, determined in accordance with generally accepted accounting principles, and the amortized costs allocated to each calendar year during the Term, together with an imputed interest amount calculated on the unamortized portion thereof using an interest rate equal to the prime rate as announced by Bank America, N.A., plus one percent (1%), and such cost shall be deemed to be a “Permitted Capital Expenditure” and shall be treated as an Operating Expense. Notwithstanding the foregoing provisions of Paragraph 3(c)(i), the following shall be excluded or deducted from Operating Costs: (i) the costs related to the garage portion of the Project (except that no separate allocation to the garage portion shall be made for insurance and taxes, as identified in Paragraph 3(c)(i) and Operating Cost shall include the Rentable Area of office space within the Building of the total tax and insurance costs for the entire Project) and (ii) the costs and expenses of all utilities for and inspection, maintenance, service and repair of the Rentable Area of the commercial (retail) space in the Project. Notwithstanding the foregoing, Operating Expenses shall not include that portion, if any, of Operating Expenses of the Building that are allocated to, and to be paid by, specific tenants of the Building.
     Notwithstanding anything to the contrary in the forgoing, the following items shall also be excluded or deducted from Operating Expenses:
          (A) the costs and expenses related to the commercial (retail) space in the Project, including, without limitation, the costs and expenses of all utilities for and inspection, maintenance, service and repair of the Rentable Area of the commercial (retail) space in the Project;
          (B) the cost of any improvements which under generally accepted accounting principles, consistently applied, are properly classified as capital improvements, except for Permitted Capital Expenditures;
          (C) costs associated with any improvement installed or work performed or any other cost or expense incurred by Landlord in order to comply with the requirements for the obtaining of a certificate of occupancy for the Building or any space therein;

          (D) expenses for repairs, replacements or improvements arising from the initial construction and fit-up of the Building, or subsequent repairs or replacements, to the extent such expenses are reimbursed to Landlord by virtue of warranties or service contracts from contractors or suppliers;
          (E) leasing commissions, attorneys’ fees, costs and disbursements and other expenses incurred in connection with leasing, renovating or improving space in the Project for tenants of the Project (including prospective tenants);
          (F) leasing commissions, consultant’s commissions, legal expenses, advertising costs, marketing fees, accounting fees, promotional expenses, space planning costs, architectural expenses, construction expenses, rent concessions, tenant improvement expenses and credits, tenant lease assumption costs, moving expenses, recovery of possession costs, and any and all other expenses incurred in connection with the leasing of space (including, without limitation, any extensions, modifications and terminations thereof and any negotiations, disputes and enforcement in connection therewith) in the Project to tenants, including, without limitation, any costs in connection with the foregoing involving tenants, prospective tenants, brokers, prospective purchasers or mortgagees of the Building;
          (G) the cost of any additions, alterations, changes, replacements and other items which are made in preparing, completing, fixturing, furnishing, renovating or otherwise improving, decorating or redecorating space in any tenant’s premises specifically for a tenant’s occupancy or specifically for a tenant thereafter or any vacant space;
          (H) Landlord’s costs of any services sold to tenants for which Landlord is entitled to be reimbursed by such tenants as an additional charge or rental over and above the Base Rent and Operating Expenses payable under the lease with such tenant or other occupant;
          (I) premiums and other costs for insurance carried by Landlord to the extent such insurance coverage is not reasonably comparable to that carried by landlords for comparable first class office buildings in the Washington, D.C., metropolitan area;
          (J) any depreciation or amortization of the Project, the Building, or any equipment, machinery or improvements therein, except with respect to Permitted Capital Expenditures;
          (K) for any costs above the applicable insurance deductible, costs of any repairs required as a direct result of the negligence of Landlord (provided that such repairs would not have been required but for such negligence); for any costs below the applicable insurance deductible, costs of any repairs required as a direct result of the gross negligence of Landlord (provided that such repairs would not have been required but for such gross negligence);
          (L) costs incurred due to or required to cure a violation of Law (defined below) by Landlord relating to the Project;
          (M) interest on debt or amortization payments on any mortgages or deeds of trust or any other debt for borrowed money;
          (N) costs of purchasing or leasing sculpture, paintings or other art objects;

          (O) ground rent payable with respect to ground leases, underlying leases, easements or amounts payable pursuant to other recorded documents;
          (P) principal or interest and amortization of funds borrowed by Landlord and any related financing or refinancing expenses (including, but not limited to, points, fees and other expenses associated with debt encumbering any portion of the Building), whether secured or unsecured;
          (Q) interest, penalties, fees, fines or any other cost arising by reason of Landlord’s failure to timely pay any Operating Expenses;
          (R) interest paid on amounts by which any tenant’s estimated payments exceed such tenant’s pro rata share of operating expense and tax pass-throughs;
          (S) all costs incurred by Landlord to refinance, encumber or transfer the Building, the Land, Building equipment and/or Building improvements, or to pledge, encumber or sell any interest of Landlord therein, including, but not limited to, any closing costs, title insurance premiums, transfer and all other recordation taxes and charges incurred in connection with same, sales commissions, advertising and promotional expenses;
          (T) all items and services for which Tenant or other tenants reimburse Landlord outside of Operating Expenses;
          (U) repairs or other work occasioned by fire, windstorm or other work paid for or payable through insurance or condemnation proceeds (excluding any deductible);
          (V) legal expenses incurred for (i) negotiating lease terms for prospective tenants, (ii) negotiating termination or extension of leases with existing tenants, (iii) proceedings against any other specific tenant relating solely to the collection of rent or other sums due to Landlord from such tenant;
          (W) any costs relating to the acquisition, development and/or construction of the Project;
          (X) repairs resulting from any defect in the design or construction of any portion of the Project;
          (Y) salaries and all other compensation (including fringe benefits and other direct and indirect personnel costs) of partners, officers and executives of Landlord or such parties who are not otherwise engaged full-time in working at the Building (in the event any employee at or below the level of partners, officers and executives of Landlord works less than full-time at the Building, such employee’s salary, wages and other compensation shall be equitably apportioned based upon the time spent at the Building and such equitably apportioned amount shall be included as an Operating Expense);
          (Z) utilities and other similar expenses incurred directly by or on behalf of retail tenants of the Building or which are directly metered or submetered to other tenants of the Building, and the costs of overtime heating, ventilating and air conditioning service provided to any tenant (including Tenant) or occupant of the Building;

          (AA) advertising and promotional expenses intended to attract new tenants to the Building;
          (BB) the costs and expenses related to the garage portion of the Project, including, without limitation, all operating or maintenance costs, including compensation and utility charges applicable to the parking garage under the Building; provided, however, there will be no separate allocation for Taxes and insurance;
          (CC) cost of signage identifying Landlord, any tenant, or other related entity, other than the Building’s office tenant lobby directory(ies) and operational signage;
          (DD) collection costs incurred by Landlord on Landlord’s behalf, and bad debt losses or reserves;
          (EE) any costs and expenses incurred, and compensation paid to clerks, attendants or other persons, in any commercial concessions or vending machines operated by Landlord in the Common Areas;
          (FF) costs incurred (including, but not limited to, attorneys’ fees) in connection with the negotiation and documentation of lease transactions (including subleases and assignments);
          (GG) any costs or expenses (including, but not limited to, penalties, fees, fines or punitive damages) incurred by Landlord resulting from Landlord’s violation of any agreement to which Landlord is a party or of any applicable laws, ordinances, rules, regulations or orders (including, but not limited to, building, zoning, fire, life safety and disability);
          (HH) costs or fees relating to the defense of Landlord’s title or interest in the real estate containing the Building or any part thereof;
          (II) costs of defending any lawsuits with any mortgage;
          (JJ) costs of Landlord incurred in connection with any audit performed for a tenant by a third party accountant;
          (KK) amounts paid to any partner, shareholder, officer, executive or director of Landlord for salary or other compensation;
          (LL) costs of any other service or other benefits to Tenant or any other tenant or occupant in the Building which either (i) is in excess of that furnished to Tenant, (ii) is supplied or furnished to Tenant pursuant to the terms of this Lease with a separate or additional charge or (iii) is payable separately by tenants of the Building;
          (MM) costs arising from the presence of Hazardous Materials or costs incurred to remove, remediate or clean up any Hazardous Materials from either the Building or the Land (including, but not limited to, any governmental investigation, order, proceeding or report with respect thereto);
          (NN) costs and expenses relating to administering the affairs of the ownership entity which are unrelated to the maintenance, management or operation of the Building,

including, but not limited to, maintaining Landlord’s existence, either as a corporation, partnership or other entity;
          (OO) any other costs or expenses for which Landlord actually receives reimbursement from any tenant, the proceeds of any insurance policy, or any other source, other than Additional Rent or a similar rental reimbursement by another tenant for its share of Operating Expenses;
          (PP) the cost of repairs incurred by reason of fire or other casualty or condemnation to the extent that either (1) Landlord is compensated therefor through proceeds of insurance or condemnation awards; (2) Landlord would have been compensated therefor had Landlord obtained the insurance coverage against such fire or casualty required hereunder to be carried by Landlord; or (3) Landlord is not fully compensated therefor due to the coinsurance provisions of its insurance policies on account of Landlord’s failure to obtain the insurance required hereunder to be carried by Landlord;
          (QQ) wages, salaries, fees and any and all other amounts constituting Operating Expenses hereunder paid to any Affiliate of either Landlord or the Building managing agent, or to any officer or director of Landlord in the event and to the extent such wages, salaries, fees and/or other amounts exceed prevailing market rates that would be paid to unrelated third parties;
          (RR) costs occasioned by a Landlord default under this Lease;
          (SS) costs associated with any concessions or inducements granted to tenants in the Building (such as moving expense allowances, rent abatements or reimbursements);
          (TT) takeover expenses of any kind or nature incurred by Landlord with respect to space located in another building in connection with the leasing of space in the Building;
          (UU) costs arising from Landlord’s charitable or political contributions;
          (VV) costs incurred for leasing systems or equipment which Landlord is leasing in lieu of purchasing to the extent that the purchase thereof would not be an Operating Expense;
          (WW) costs of telephone, telegraph, telecopy (or other telecommunication) incurred by tenants and occupants of the Building;
          (XX) any amounts payable by Landlord to another tenant or to Landlord’s lender by way of indemnity or for damages;
          (YY) costs of additional insurance premiums for the Building due to any tenant’s operations within such tenant’s demised premises which exceed usual and customary office purposes; and
          (ZZ) The cost of any types of services or amenities at the Building shall only be included in Operating Expenses, if Landlord determines, in its reasonable professional judgment, that such types of services or amenities are necessary to maintain the status of the Building as a first-class office building in the Washington, D.C. area. Operating Expenses shall be calculated in accordance with sound accounting principles consistently applied, and to the extent any Operating Expenses are on an accrual basis, they should be in compliance with Generally Accepted Accounting Principles as consistently applied to real estate. To the extent any Operating Expenses are paid for in advance, such expenses shall be charged to tenants during the period for which such expense is applicable. Landlord shall at all times use reasonable efforts to operate the Building in an efficient and cost effective manner consistent with the operation of first-class office buildings in Washington, D.C.
     (d) Operating Expenses for any calendar year during which actual occupancy of the Building is less than one hundred percent (100%) of the Rentable Area of the Building shall be appropriately adjusted to reflect one hundred percent (100%) occupancy of the existing Rentable Area of the Building during such period. In determining Operating Expenses, if any services or utilities are separately charged to tenants of the Building or others, Operating Expenses shall be adjusted by Landlord to reflect the amount of expense which would have been incurred for such services or utilities on a full time basis for normal Building operating hours. In the event Tenant elects to separately meter its electric consumption (which is currently contemplated by Tenant and Landlord), then Tenant at its own costs and expense shall install and remove such meters and (i) such separately metered charges shall be deducted from Tenant’s pro rata share the Building’s utility costs in a manner equitably determined by Landlord and Tenant, and (ii) Tenant shall be permitted to benefit from the lower rate per KWH that Landlord has negotiated in its power purchase agreement with PEPCO as provided in more detail in Paragraph 7(g) below. In the event (i) the Commencement Date and/or the commencement date for any Expansion Space shall be a date other than January 1, (ii) the date fixed for the expiration of the Lease Term shall be a date other than December 31, (iii) of any early termination of this Lease, or (iv) of any increase or decrease in the size of the Premises, then in each such event, an appropriate adjustment in the application of this Paragraph 3 shall, subject to the provisions of this Lease, be made to reflect such event on a basis determined by Landlord to be consistent with the principles underlying the provisions of this Paragraph 3. In no event shall this paragraph operate to enable Landlord to collect and retain from all tenants in the Building more than one hundred percent (100%) of the actual amount incurred by Landlord for Operating Expenses, nor shall any adjustment be made pursuant to this paragraph with respect to any costs or expenses which do not vary with the occupancy level of the Building.
     (e) At least fifteen (15) days prior to the Commencement Date and then at least fifteen (15) days prior to the prior to commencement of each calendar year of the Lease Term following the Commencement Date, Landlord shall give to Tenant a good-faith written estimate of Tenant’s Proportionate Share Office and Tenant’s Proportionate Share Building of the applicable Operating Expenses for the Building for the ensuing calendar year. Upon request, Landlord shall review with Tenant a copy of Landlord’s approved operating and capital budgets for such calendar year including a line-item comparison of same to the applicable then projected expenses including a line-items comparison of the same to the applicable then actual expenses incurred by Landlord in the prior calendar year, to the extent available with an update provided upon determination of actual costs. Tenant shall pay such estimated amount to Landlord in equal monthly installments, in advance on the first day of each month. Within one hundred twenty (120) days after the end of each calendar year, Landlord shall furnish Tenant an independent CPA audited statement indicating in reasonable detail the Operating Expenses for such period, and the parties shall, within thirty (30) days thereafter, make any payment or allowance necessary to adjust Tenant’s estimated payments to Tenant’s actual share of such Operating Expenses as indicated by such annual statement. Any payment due Landlord shall be payable by Tenant on demand from Landlord. Any amount due Tenant shall be credited against installments next becoming due under this Paragraph 3(e) or refunded to Tenant, if requested by Tenant.
     (f) Notwithstanding anything to the contrary, Tenant shall have thirty (30) days after receipt of an invoice from Landlord with respect to pay any non-scheduled Rent that is due and payable under this Lease.

     (g) Tenant shall pay ten (10) days before delinquency, all taxes and assessments (i) levied against any personal property, Alterations, tenant improvements or trade fixtures of Tenant in or about the Premises, (ii) based upon this Lease or any document to which Tenant is a party creating or transferring an interest in this Lease or an estate in all or any portion of the Premises, and (iii) levied for any business, professional, or occupational license fees of Tenant. If any such taxes or assessments are levied against Landlord or Landlord’s property or if the assessed value of the Project is increased by the inclusion therein of a value placed upon such personal property or trade fixtures, Tenant shall upon written demand reimburse Landlord for the taxes and assessments so levied against Landlord, or such taxes, levies and assessments resulting from such increase in assessed value. To the extent that any such taxes are not separately assessed or billed to Tenant, Tenant shall pay the amount thereof as invoiced to Tenant by Landlord.
     (h) Any delay or failure of Landlord in (i) delivering any estimate or statement described in this Paragraph 3, or (ii) computing or billing Tenant’s Proportionate Share of Operating Expenses shall not constitute a waiver of its right to require an increase in Rent, or in any way impair the continuing obligations of Tenant under this Paragraph 3. In the event of any dispute as to any Additional Rent due under this Paragraph 3, Tenant, an officer of Tenant or a certified public accountant retained by Tenant (but in no event shall Tenant hire or employ an accounting firm or any other person to audit Landlord as set forth under this Paragraph who is compensated or paid for such audit on a contingency basis) shall have the right after reasonable notice and at reasonable times to inspect Landlords accounting records at Landlord’s on-site management office. If, after such inspection, Tenant still disputes such Additional Rent, upon Tenant’s written request therefor, a certification as to the proper amount of Operating Expenses and the amount due to or payable by Tenant shall be made by an independent certified public accountant mutually agreed to by Landlord and Tenant; provided, however, such certified public accountant shall not be the accountant who conducted Landlord’s initial calculation of Operating Expenses to which Tenant is now objecting. Such certification shall be final and conclusive as to all parties. If the certification reflects that Tenant has overpaid Tenant’s Proportionate Share Office and/or Tenant’s Proportionate Share Building of Operating Expenses for the period in question, then Landlord shall credit such excess to Tenant’s next payment of Operating Expenses or, at the request of Tenant, promptly refund such excess to Tenant and conversely, if Tenant has underpaid Tenant’s Proportionate Share Office and/or Tenant’s Proportionate Share Building of Operating Expenses, Tenant shall promptly pay such additional Operating Expenses to Landlord. Tenant agrees to pay the cost of such certification and the investigation with respect thereto unless it is determined that Landlord’s original statement was in error in Landlord’s favor by more than three percent (3%). Tenant waives the right to dispute any matter relating to the calculation of Operating Expenses or Additional Rent under this Paragraph 3 if any claim or dispute is not asserted in writing to Landlord by the last day of the calendar year in which the original reconciliation of Operating Expenses or Additional Rent statement with respect thereto was delivered to Tenant, except that if an error in excess of three percent (3%) is found to exist, then with regard to such error Tenant shall also have the ability to look back to, and dispute, the statements issued for the two (2) preceding calendar years. Notwithstanding the foregoing, Tenant shall maintain strict confidentiality of all of Landlord’s accounting records and shall not disclose the same to any other person or entity except for Tenant’s professional advisory representatives (such as Tenant’s employees, accountants, advisors, attorneys and consultants) with a need to know such accounting information, who agree to similarly maintain the confidentiality of such financial information.
     (i) Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant’s Proportionate Share Office and/or Tenant’s Proportionate Share Building of Operating Expenses for the year in which this Lease terminates, Tenant shall, within thirty (30) days, pay any increase due over the estimated Operating Expenses paid, and conversely, any overpayment made by Tenant shall, within thirty (30) days, be refunded to Tenant by Landlord.

     (j) The Base Rent, Additional Rent, late fees, and other amounts required to be paid by Tenant to Landlord hereunder are sometimes collectively referred to as, and shall constitute, “Rent”.
4. IMPROVEMENTS AND ALTERATIONS
     (a) Landlord shall deliver the Premises to Tenant, and Tenant agrees to accept the Premises from Landlord in its existing “AS-IS”, “WHERE-IS” condition subject to Landlord’s performing its ongoing janitorial and maintenance obligations and Landlord’s obligations to complete the Building Enhancements identified on Exhibit B attached hereto. To the extent Landlord does not complete the Building Enhancements by the time periods set forth on Exhibit B, as such time period may be extended due to Force Majeure (as defined in Paragraph 24(x)), then the parties acknowledge that Landlord shall be in default of its obligations hereunder and Tenant shall have the rights and remedies set forth in Paragraph 17(b) below. Landlord shall have no obligation to refurbish or otherwise improve the Premises throughout the Lease Term; provided, however, and notwithstanding the foregoing to the contrary, Landlord’s sole construction obligation under this Lease is set forth in the enhancements to the Building specifically set forth on Exhibit B. Notwithstanding the forgoing, Landlord represents that to the best of its knowledge, as of the Effective Date, the Building complies with applicable local, state and federal regulations, including compliance with the Americans with Disabilities Act with respect to all Common Areas.
     (b) Commencing on the Effective Date, Landlord shall provide Tenant an allowance (the “Tenant Improvement Allowance”) equal to Nine Million Eighty Thousand Six Hundred Eighty Dollars ($9,080,680.00) (which amount is based on the product of (A) Seventy and 00/100 Dollars ($70.00) multiplied by (B) the number of square feet of Rentable Area in the Premises). The Tenant Improvement Allowance is provided in order to help Tenant finance the hard costs associated with Tenant’s construction of the physical tenant improvements actually installed in the Premises (“Tenant Improvements”); provided, however, that notwithstanding anything to the contrary, Tenant shall have the right to apply up to fifteen percent (15%) of the Tenant Improvement Allowance to Tenant’s architectural and engineering design fees, telephone and data cabling, project management fees, and furniture and equipment purchases. Tenant shall pay all of its costs and expenses incurred in connection with such Tenant Improvements. Within thirty (30) days after receipt of a written request from Tenant, but in no event more than one (1) time during any calendar month, Landlord shall reimburse Tenant for (or, at Tenant’s request, pay directly to any contractor of Tenant pursuant to approved invoices received from Tenant) the expenses incurred by Tenant in constructing such Tenant Improvements in the Premises to the extent of the Tenant Improvement Allowance not previously funded or applied by Landlord under this Paragraph 4(b), provided: (1) such request is accompanied by reasonably acceptable supporting documentation indicating that such expenses have been incurred and paid (or are currently payable) by Tenant; (2) the work and materials for which payment is requested shall be performed pursuant to all applicable provisions of the Lease; (3) Tenant is not in default under the Lease; and (4) such request is accompanied by lien waivers from the party under contract with Tenant for such Tenant Improvements, which lien waivers must cover all Tenant Improvements performed as of the date of such request for which payment is then being requested, but may be conditioned on such payment being received. Tenant shall have no right to utilize any unused portion of the Tenant Improvement Allowance for any invoice received on or after the date (the “Outside Date”) that is the earlier of (1) the date Tenant notifies Landlord in writing that all of the Tenant Improvements intended to be done by Tenant in the Premises have been completed (“Completion Notice”), or (2) December 31, 2014. Landlord and Tenant acknowledge and agree that the Tenant Improvements may be conducted and completed in stages and in different parts of the Premises at different times prior to the Outside Date. If Tenant fails to timely utilize the entire Tenant Improvement Allowance for such improvements as aforesaid, then Tenant shall not be entitled to any credit, cash or otherwise, therefor; provided, however, if any portion of the Tenant Improvement Allowance remains after the Outside Date, Tenant shall have the right to credit the lesser of

(i) the remaining balance of the Tenant Improvement Allowance, or (ii) fifteen percent (15%) of the total Tenant Improvement Allowance, to the Base Rent first due and owing in the first calendar year following the year in which Tenant notifies Landlord in writing that the Tenant Improvements have been completed and makes its final draw request for payment of hard and soft costs associated with the Tenant Improvements.
     (c) All Tenant Improvements and any subsequent alterations, additions, or improvements made by or on behalf of Tenant to the Premises excluding cosmetic alterations, additions or improvements (“Alterations”) shall be subject to Landlord’s prior written consent, which consent shall not be unreasonably delayed, conditioned or denied, unless such alterations, additions or improvements adversely affect the structure of the Building or operating systems of the Building, in which case Landlord may withhold, condition or delay its consent in its sole discretion. Landlord’s consent shall not be unreasonably withheld with respect to proposed Tenant Improvements or Alterations that (i) comply with all applicable laws, ordinances, rules and regulations; (ii) are compatible with the Building’s mechanical, electrical, HVAC and life safety systems; (iii) will not interfere in a material manner with the use and occupancy of any other portion of the Building by any other tenant or their invitees; (iv) do not affect the structural portions of the Building; and, (v) do not and will not, whether alone or taken together with other improvements, require the construction of any other improvements or alterations within the Building. To the extent Tenant requires access to riser space and telephone communications closets, Landlord shall provide such access as necessary in connection with the Alterations. Tenant shall cause, at its sole cost and expense, all Tenant Improvements or Alterations to comply with insurance requirements and with Laws and shall construct, at its sole cost and expense, any alteration or modification required by Laws as a result of any Tenant Improvements or Alterations. All Tenant Improvements or Alterations shall be constructed at Tenant’s sole cost and expense, in a first class and good and workmanlike manner by contractors reasonably acceptable to Landlord and only good grades of materials shall be used. All plans and specifications for any Tenant Improvements or Alterations requiring Landlord’s approval shall be submitted to Landlord for its approval, which approval shall not be unreasonably delayed, conditioned or denied. Landlord shall approve or disapprove the proposed Alterations in writing within thirty (30) days after receipt of a description of the proposed Alterations from Tenant. If Landlord fails to approve or request modifications to the proposed Alterations within said thirty (30) day period, Landlord shall be deemed to have approved said Alterations. Landlord may monitor construction of the Tenant Improvements or Alterations, and Tenant shall reimburse Landlord for any reasonable third party costs incurred by Landlord in monitoring such construction (which supervision and monitoring costs must be reasonable and may not exceed one percent (I%) of hard construction costs; provided, however, that such costs shall be funded out of the Tenant Improvement Allowance and shall not count towards the 15% soft cost limitation set forth above. Landlord’s right to review plans and specifications and to monitor construction shall be solely for its own benefit, and Landlord shall have no duty to see that such plans and specifications or construction comply with applicable laws, codes, rules and regulations. Landlord may also require that all life safety related work and all mechanical, electrical, plumbing and roof related work be performed by contractors designated by Landlord. Landlord shall have the right, in its sole discretion, to instruct Tenant to remove those Tenant Improvements or Alterations from the Premises which (i) were not approved in advance by Landlord and for which Landlord’s approval is required, (ii) were not built in conformance with the plans and specifications approved by Landlord, or (iii) Landlord specified during its review of plans and specifications for Tenant Improvements or Alterations would need to be removed by Tenant upon the expiration of this Lease. Except as set forth in the proceeding sentence, Tenant shall not be obligated to remove such Tenant Improvements or Alterations at the expiration of this Lease. If upon the termination of this Lease Landlord requires Tenant to remove any or all of such Tenant Improvements or Alterations from the Premises, then Tenant, at Tenant’s sole cost and expense, shall promptly remove such Tenant Improvements or Alterations and improvements and Tenant shall repair and restore the Premises to its original condition as of the Commencement Date, reasonable wear and tear excepted. The parties hereby acknowledge and agree that in no event shall Tenant be required to remove any improvements which are existing as of the Commencement Date, including, without limitation, the internal staircase. Any Tenant Improvements or Alterations remaining in the Premises following the expiration of the Lease Term or following the surrender of the Premises from Tenant to Landlord, shall become the property of Landlord unless otherwise agreed to by Landlord and Tenant at the time of Landlord’s approval of the Tenant Improvements. Tenant shall provide Landlord with the identities and mailing addresses of all persons performing work or supplying materials, prior to beginning such construction, and Landlord may post on and about the Premises notices of non-responsibility pursuant to applicable law. Tenant shall assure payment for the completion of all work free and clear of liens and shall provide certificates of insurance for worker’s compensation and other typical construction related coverage in amounts and from an insurance company reasonably satisfactory to Landlord protecting Landlord against liability for bodily injury or property damage during construction. Upon completion of any Tenant Improvements or Alterations and upon Landlord’s reasonable request, Tenant shall deliver to Landlord sworn statements setting forth the names of all contractors and major subcontractors who did work on the Tenant Improvements or Alterations and final lien waivers from all such contractors and subcontractors. Additionally, upon completion of any Tenant Improvements or Alterations, Tenant shall provide Landlord, at Tenant’s expense, with a complete set of plans in reproducible form and specifications reflecting the actual conditions of the Tenant Improvements or Alterations, together with a copy of such plans on diskette in the AutoCAD format or such other format as may then be in common use for computer assisted design purposes. Tenant shall pay to Landlord, as additional rent, the reasonable costs (not to exceed together with the monitoring fees referenced above one percent (1%) of hard construction costs) of Landlord’s third party engineers and other outside consultants (but not Landlord’s on-site management personnel) for review of all plans, specifications and working drawings for the Tenant Improvements or Alterations within ten (10) business days after Tenant’s receipt of invoices from Landlord; provided, however, that such costs shall be funded out of the Tenant Improvement Allowance and shall not count towards the 15% soft cost limitation set forth above.
     (d) Tenant shall have the right to use and upgrade the external stairs, also known as the fire stairs, between the second and third floors (and any other floors occupied by Tenant, provided, however, that if Tenant occupies less than an entire floor, Tenant shall only be entitled to use and upgrade on a non—exclusive basis, the fire stairs which a located closest to Tenant’s space on that floor) of the Building for Tenants use during the Term (the “Premises External Stairs”); provided, that, any and all Alterations in connection with the Premises External Stairs are in compliance with Laws and any incremental increases in costs resulting from such use of the Premises External Stairs shall be borne solely by Tenant.
     (e) Tenant shall keep the Premises, the Building and the Project free from any and all liens arising out of any Tenant Improvements or Alterations, work performed, materials furnished, or obligations incurred by or for Tenant. In the event that Tenant shall not, within thirty (30) days following the imposition of any such lien, cause the same to be released of record by payment or posting of a bond or insurance coverage in a form and issued by a surety reasonably acceptable to Landlord, Landlord shall have the right, but not the obligation, to cause such lien to be released by such means as it shall deem proper (including payment of or defense against the claim giving rise to such lien); in such case, Tenant shall reimburse Landlord for all reasonable amounts so paid by Landlord in connection therewith, together with all of Landlord’s reasonable out-of-pocket costs and expenses, with interest thereon at the Default Rate (defined below). This Paragraph shall survive the expiration or earlier termination of this Lease. Such rights of Landlord shall be in addition to all other remedies provided herein or by law.
     (f) NOTICE IS HEREBY GIVEN THAT LANDLORD SHALL NOT BE LIABLE FOR ANY LABOR, SERVICES OR MATERIALS FURNISHED OR TO BE FURNISHED TO TENANT, OR TO ANYONE HOLDING THE PREMISES THROUGH OR UNDER TENANT, AND THAT NO MECHANICS’ OR OTHER LIENS FOR ANY SUCH LABOR, SERVICES OR MATERIALS SHALL ATTACH TO OR AFFECT THE INTEREST OF LANDLORD IN THE PREMISES.

     (g) The parties hereby acknowledge that Landlord shall provide The Carlyle Group, L.P. (“Original Tenant”) the Tenant Improvement Allowance commencing as early as January 1, 2010, which is prior to the Commencement Date. The parties further acknowledge that the use and distribution of the Tenant Improvement Allowance which shall be made available to Tenant pursuant to the Twelfth Amendment (hereinafter defined) shall be governed by Paragraph 4(b) hereof. To the extent Original Tenant uses the Tenant Improvement Allowance and there is any conflict between the terms of the that certain Twelfth Amendment to Commercial Lease dated on or about the date hereof (“Twelfth Amendment”) by and between Landlord and Original Tenant and this Lease regarding the use of the Tenant Improvement Allowance, the terms of this Lease shall control. To the extent Original Tenant does not use any portion of the Tenant Improvement Allowance it shall remain available for use by Tenant pursuant to the terms hereof.
5. REPAIRS
     (a) Landlord’s obligation with respect to repair and maintenance (which shall be conducted in a first class manner and otherwise comparable to other first class office buildings similar in size and tenant mix in Washington, D.C.) as part of Basic Services shall be limited to (i) the structural portions of the Building, including the parking garage, (ii) the exterior walls of the Building, including, without limitation, glass and glazing, (iii) the roof, (iv) mechanical, electrical, plumbing, HVAC, utility, life safety and security systems, pipes, risers and conduits (except for any lavatory, shower, toilet, wash basin and kitchen facilities that serve Tenant exclusively and are not part of the core on each floor, and any supplemental heating and air conditioning systems (including all plumbing connected to said facilities or systems), (v) all Building standard lavatories, and (vi) Common Areas. Landlord shall not be deemed to have breached any obligation with respect to the condition of any part of the Project unless Tenant has given to Landlord written notice of any required repair and Landlord has not made such repair within a reasonable time (but in any event Landlord shall initiate repairs within seven (7) days of Landlord’s receipt of such notice) following the receipt by Landlord of such notice. The foregoing notwithstanding: (i) Landlord shall not be required to repair damage to any of the foregoing to the extent caused by the acts or omissions of Tenant or it agents, employees or contractors, except to the extent covered by insurance carried by Landlord; and (ii) the obligations of Landlord pertaining to damage or destruction by casualty shall be governed by the provisions of Paragraph 9. Except as expressly provided in Paragraph 9 of this Lease, there shall be no abatement of Rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements in or to any portion of the Premises, the Building or the Project except to the extent all or a portion of Tenant’s office is inaccessible or unusable or there is an interruption of services for greater than three (3) consecutive business days after the Landlord has knowledge of the interruption of services, and Tenant is unable to conduct its business in the affected portion of the Premises due to the interruption of services.
     (b) Tenant, at its expense, (i) shall keep the Premises and all fixtures contained therein in a safe, clean and neat condition, except for ordinary wear and tear, and (ii) shall bear the cost of maintenance and repair of all facilities which are not expressly required to be maintained or repaired by Landlord and which are located in the Premises, including, without limitation, lavatory, shower, toilet, wash basin and kitchen facilities that serve Tenant exclusively and are not part of the core on each floor, and supplemental heating and air conditioning systems (including all plumbing connected to said facilities or systems installed by or on behalf of Tenant or existing in the Premises at the time of Landlord’s delivery of the Premises to Tenant). Tenant shall make all repairs to the Premises not required to be made by Landlord under subparagraph (a) above with replacements of any materials to be made by use of materials of equal or better quality. If Tenant fails to make such repairs or replacements within thirty (30) days after written notice from Landlord, Landlord may at its option make such repairs or replacements, and Tenant shall upon demand pay Landlord for the reasonable out-of-pocket cost thereof.

     (c) Upon the expiration or earlier termination of this Lease, Tenant shall surrender the Premises in a safe, clean and neat condition, normal wear and tear excepted, except as provided in Paragraph 9. Subject to Paragraph 4(c) of this Lease, Tenant shall remove from the Premises all trade fixtures, furnishings and other personal property of Tenant and shall repair all damage caused by such removal, and shall restore the Premises to its original condition, reasonable wear and tear excepted. In addition to all other rights Landlord may have, in the event Tenant does not so remove any such fixtures, furnishings or personal property at the end of the Lease Term (or within thirty (30) days after Tenant’s receipt of notice of an Event of Default and Landlord’s notification to Tenant of its election to retake possession of the Premises), Tenant shall be deemed to have abandoned the same, in which case Landlord may appropriate the same for itself, dispose of the same, and/or sell the same in its discretion.
6. USE OF PREMISES
     (a) Tenant shall use the Premises only for general office uses and shall not use the Premises or permit the Premises to be used for any other purpose. Landlord shall have the right to deny its consent to any change in the permitted use of the Premises in its sole and absolute discretion. Incidental food preparation and service shall be permitted in the Premises provided Tenant maintains proper ventilation and such preparation and service is performed in a safe, pest-free and odor-free manner.
     (b) Tenant shall not at any time use or occupy the Premises, or permit any act or omission in or about the Premises in violation of any applicable law, statute, ordinance or any governmental rule, regulation or order (collectively, “Law” or “Laws”) and Tenant shall, upon written notice from Landlord, discontinue any use of the Premises which is declared by any governmental authority to be a violation of Law. If any Law shall, by reason of the nature of Tenant’s use or occupancy of the Premises for purposes other than general office uses, impose any duty upon Tenant or Landlord with respect to (i) modification or other maintenance of the Premises, the Building or the Project, or (ii) the use, Alteration or occupancy thereof, Tenant shall comply with such Law at Tenant’s sole cost and expense; provided, however, Tenant shall not be required to make structural changes or structural repairs as a result of any Laws provided such structural changes or repairs are not imposed as a result of Tenant’s specific use of the Premises. Tenant shall have the right to contest the requirements of any Laws provided the same will not result in any material damage to Landlord; and Tenant agrees to indemnify and hold Landlord harmless from and against any claims, liabilities or damages Landlord may suffer as a result of Tenant’s contesting any such Laws.
     (c) Tenant shall be responsible for assuring that the plans and specifications for the Tenant Improvements are in compliance with all applicable Laws, including, but not limited to, the Americans with Disabilities Act (“ADA”). Landlord shall, at its sole cost and expense, cause the Common Areas, the Building and the Land to comply with all present and future laws, ordinances, orders, rules and requirements relating to the use, condition, access and occupancy of the Building, the Land and the Common Areas, including the requirements of the ADA. Each party hereto shall indemnify and hold harmless the other party from any and all liability, loss, cost or expense arising as a result of a party not fulfilling its obligations as to compliance with the ADA as set forth in this Paragraph.
     (d) Tenant shall not do or permit to be done anything which may invalidate or increase the cost of any fire, All Risk, Causes of Loss — Special Form or other insurance policy covering the Building, the Project and/or property located therein and shall comply with all rules, orders, regulations and requirements of the appropriate fire codes and ordinances or any other organization performing a similar function to the extent relating solely to the Premises and Tenant’s obligations hereunder. In addition to all other remedies of Landlord, Landlord may require Tenant, promptly upon demand, to reimburse Landlord for the full amount of any additional premiums charged for such policy or policies by reason of Tenant’s failure to comply with the provisions of this Paragraph 6.

     (e) Tenant shall not in any way unreasonably interfere with the rights or quiet enjoyment of other tenants or occupants of the Premises, the Building or the Project. Tenant shall not use or allow the Premises to be used for any immoral or unlawful purpose, nor shall Landlord or Tenant cause, maintain, or permit any nuisance in, on or about the Premises, the Building or the Project. Tenant shall not knowingly place weight upon any portion of the Premises exceeding the structural floor load (per square foot of area) which such area was designated (and is permitted by Law) to carry or otherwise use any Building system in excess of its capacity or in any other manner which may damage such system or the Building, and Tenant shall work with Landlord to locate all heavy objects in the Premises so as to not exceed the structural floor load in any area of the Premises. Tenant shall not create within the Premises a working environment with a density of greater than the lesser of (i) seven (7) persons per 1,000 square feet of Rentable Area, or (ii) the maximum density permitted by Law. Business machines and mechanical equipment shall be placed and maintained by Tenant, at Tenant’s expense, in locations and in settings sufficient in Landlord’s reasonable judgment to absorb and prevent vibration, noise and annoyance. Tenant shall not commit any waste in, on, upon or about the Premises, the Building or the Project, and Landlord shall not commit or suffer to be committed any waste in, on, upon or about the Common Areas, the Building or the Project by anyone other than Tenant.
     (f) Tenant shall take all reasonable steps necessary to adequately secure the Premises from unlawful intrusion, theft, fire and other hazards, and shall keep and maintain any and all security devices in or on the Premises in good working order, including, but not limited to, exterior door locks for the Premises and smoke detectors and burglar alarms located within the Premises and shall cooperate with Landlord and other tenants in the Project with respect to access control and other safety matters for the Building. In addition to the access control measures set forth on Exhibit B attached hereto, Landlord shall take all reasonable steps necessary to adequately secure the Building and all unrented areas therein from unlawful intrusion, theft, fire and other hazards, and shall keep and maintain any and all security devices in or on the unrented areas of the Building in good working order, including, but not limited to, exterior door locks for the Building and smoke detectors and audible alarms located within the unrented areas of the Building and shall cooperate with Tenant with respect to access control and other safety matters for the Premises.
     (g) As used herein, the term “Hazardous Material” means any (a) oil or any other petroleum-based substance, flammable substances, explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances or any other wastes, materials or pollutants which (i) pose a hazard to the Project or to persons on or about the Project or (ii) cause the Project to be in violation of any Laws; (b) asbestos in any form, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, or radon gas; (e) chemical, material or substance defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, or “toxic substances” or words of similar import under any applicable local, state or federal law or under the regulations adopted or publications promulgated pursuant thereto, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §9601, et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. § 1801, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq.; the Safe Drinking Water Act, as amended, 42 U.S.C. §300, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. §2601, et seq.; the Federal Hazardous Substances Control Act, as amended, 15 U.S.C. §1261, et seq.; and the Occupational Safety and Health Act, as amended, 29 U.S.C. §651, et seq.; (d) other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or may or could pose a hazard to the health and safety of the occupants of the Project or the owners and/or occupants of property adjacent to or surrounding the Project, or any other Person coming upon the Project or adjacent property; and (e) other chemicals, materials or substances which may or could pose a hazard to the environment. The term “Permitted Hazardous Materials” shall mean Hazardous Materials which are contained in ordinary office supplies and equipment of a type and in quantities typically used in the ordinary course of business within executive offices of similar size in comparable office buildings, but only if and to the extent that such supplies are transported, stored and used in full compliance with all applicable laws, ordinances, orders, rules and regulations and otherwise in a safe and prudent manner. Hazardous Materials which are contained in ordinary office supplies but which are transported, stored and used in a manner which are not in full compliance with all applicable laws, ordinances, orders, rules and regulations or which is not in any respect safe and prudent shall not be deemed to be “Permitted Hazardous Materials” for the purposes of this Lease.
     (i) Tenant, its assignees, subtenants, and their respective agents, servants, employees, representatives and contractors (collectively referred to herein as “Tenant Affiliates”) shall not cause or permit any Hazardous Material to be brought upon, kept or used in or about the Premises by Tenant or by Tenant Affiliates without the prior written consent of Landlord (which may be granted, conditioned or denied in the sole discretion of Landlord), save and except only for Permitted Hazardous Materials, which Tenant or Tenant Affiliates may bring, store and use in reasonable quantities for their intended use in the Premises, but only in full compliance with all applicable laws, ordinances, orders, rules and regulations. On or before the expiration or earlier termination of this Lease, Tenant shall remove from the Premises all Hazardous Materials (including, without limitation, Permitted Hazardous Materials), regardless of whether such Hazardous Materials are present in concentrations which require removal under applicable laws, except to the extent that such Hazardous Materials were present in the Premises as of the Commencement Date and were not brought onto the Premises by Tenant or Tenant Affiliates.
     (ii) Tenant agrees to indemnify, defend and hold Landlord and Landlord Affiliates (defined below) harmless for, from and against any and all claims, actions, administrative proceedings (including informal proceedings), judgments, damages, punitive damages, penalties, fines, costs, liabilities, interest or losses, including reasonable attorneys’ fees and expenses, court costs, consultant fees, and expert fees, together with all other costs and expenses of any kind or nature that arise during or after the Lease Term directly or indirectly from or in connection with the presence, suspected presence, or release of any Hazardous Material in or into the air, soil, surface water or groundwater at, on, about, under or within the Premises, or any portion thereof caused by Tenant or Tenant Affiliates.
     (iii) In the event any investigation or monitoring of site conditions or any clean-up, containment, restoration, removal or other remedial work (collectively, the “Remedial Work”) is required under any applicable federal, state or local Law, by any judicial order, or by any governmental entity as the result of operations or activities upon any portion of the Premises by Tenant or Tenant Affiliates, Landlord shall perform or cause to be performed the Remedial Work in compliance with such Law or order at Tenant’s sole cost and expense. All Remedial Work shall be performed by one or more contractors, selected and approved by Landlord, and under the supervision of a consulting engineer, selected by Tenant and approved in advance in writing by Landlord. All costs and expenses of such Remedial Work shall be paid by Tenant, including, without limitation, the charges of such contractor(s), the consulting engineer, and Landlord’s reasonable attorneys’ fees and costs incurred in connection with monitoring or review of such Remedial Work.
     (iv) Each of the covenants and agreements of Tenant set forth in this Paragraph 6(g) shall survive the expiration or earlier termination of this Lease.

     (v) Landlord, its assignees, subtenants, and their respective agents, servants, employees, representatives and contractors (collectively referred to herein as “Landlord Affiliates”) shall not cause or permit any Hazardous Material to be brought upon, kept or used in or about the Project by any person other than Tenant or Tenant Affiliates, save and except only for Permitted Hazardous Materials in full compliance with all applicable laws, ordinances, orders, rules and regulations.
     (vi) All handling, transportation, storage, treatment and usage of Hazardous Materials by Landlord at the Building shall throughout the Term be in compliance with all Environmental Laws. Landlord shall be responsible for all costs, expenses, damages or liabilities (including, but not limited to those incurred by Tenant) which may occur from the use, storage, disposal, release, spill, discharge or emissions of Hazardous Materials by Landlord. Landlord agrees to indemnify, defend and hold Tenant and its officers, partners, employees and agents harmless from any claims, demands, administrative orders, judicial orders, penalties, fines, liabilities, settlements, damages, costs or expenses (including, without limitation, reasonable attorney and consultant fees, court costs and litigation expenses) in connection with the presence or suspected presence of Hazardous Materials brought into the Building by Landlord, unless such Hazardous Materials are present as the result of Tenant, its officers, partners, employees or agents. The foregoing indemnification shall survive any assignment, transfer or termination of this Lease.
     (vii) In the event any Remedial Work is required under any applicable federal, state or local Law, by any judicial order, or by any governmental entity as the result of operations or activities upon any portion of the Premises or the Common Areas by any person other than Tenant or Tenant Affiliates, Landlord shall perform or cause to be performed the Remedial Work in compliance with such Law or order at Landlord’s sole cost and expense.
7. UTILITIES AND SERVICES
     (a) Landlord shall furnish, or cause to be furnished to the Premises, the utilities and services described in this Paragraph 7(a) (collectively the “Basic Services”):
     (i) Hot and cold water at existing points of supply provided for the general use of other tenants in the Project;
     (ii) Central heat and air conditioning in season, at such temperatures in accordance with and in such amounts as outlined in Exhibit G;
     (iii) Routine maintenance, repairs, structural and exterior maintenance (including, without limitation, exterior glass and glazing), painting and electric lighting service for all Common Areas of the Project in the manner and to the extent deemed by Landlord to be standard, subject to the limitation contained in Paragraph 5(a) above;
     (iv) Janitorial and cleaning service on a five (5) day week basis, excluding holidays, in accordance with the cleaning specifications set forth in Exhibit E attached hereto and the standards of a first-class office building in the District of Columbia;
     (v) An electrical system to convey power delivered by public utility providers selected by Landlord in amounts sufficient for normal office operations as provided in similar office buildings, but not to exceed a total allowance of five (5) watts per square foot of Rentable Area during normal office hours (which includes an allowance for lighting of the Premises at the maximum wattage per square foot of Rentable Area permitted under applicable laws, ordinances, orders, rules and regulations), provided that no single item of electrical equipment consumes more than 0.5 kilowatts at rated capacity or requires a voltage other than 120 volts, single phase;
     (vi) Light bulbs for the Building standard fluorescent and incandescent fixtures only (bulbs for special fixtures located within the Premises shall be installed by Tenant at Tenant’s expense); and
     (vii) Public elevator service and a freight elevator serving the floors on which the Premises are situated, during hours designated by Landlord.
     (b) Landlord shall provide to Tenant at Tenant’s sole cost and expense (and subject to the limitations hereinafter set forth) the following extra services (collectively the “Extra Services”):
     (i) Such extra cleaning and janitorial services requested by Tenant, and agreed to by Landlord, for special improvements or Alterations;
     (ii) Subject to Paragraph 7(d) below, additional air conditioning and ventilating capacity required by reason of any electrical, data processing or other equipment or facilities located within the Premises or services required to support the same, in excess of that typically provided by the Building;
     (iii) Heating, ventilation, air conditioning or extra electrical service provided by Landlord to Tenant (i) during hours other than Business Hours, (ii) on Saturdays (after Business Hours), Sundays, or Holidays, said heating, ventilation and air conditioning or extra service to be furnished solely upon the prior request of Tenant given with such advance notice as Landlord may reasonably require. Subject to Paragraph 7(g) below, Tenant shall pay for any such services requested by Tenant and furnished by Landlord at the rate Landlord is then charging therefor, which rate shall be published in advance, shall be uniform for all tenants in the Building, and shall be designed solely to cover Landlord’s actual costs, including a reasonable allowance for wear and tear. If more than one tenant requests such services during the same time such services are to be provided to Tenant, Tenant shall pay that portion of Landlord’s rate for such services that equals Landlord’s rate multiplied by the quotient of (i) the Rentable Area of the Premises to which such services are supplied divided by (ii) the Rentable Area to which such services are supplied (including the Premises) of all tenants requesting such services during the time Tenant requested such services.
     (iv) Any Basic Service requested by Tenant in amounts determined by Landlord to exceed the amounts required to be provided above, but only if Landlord elects to provide such additional or excess service. Tenant shall pay Landlord Landlord’s actual cost of providing such additional services (or an amount equal to Landlord’s reasonable estimate of such cost, if the actual cost is not readily ascertainable), within ten (10) days following presentation of an invoice therefore by Landlord to Tenant. The cost chargeable to Tenant for all extra services shall constitute Additional Rent.
     (c) Tenant agrees to cooperate fully at all times with Landlord and to comply with all regulations and requirements which Landlord may reasonably from time to time prescribe to all tenants for the use of the utilities and Basic Services described herein. Landlord shall not be liable to Tenant for the failure of any other tenant, or its assignees, subtenants, employees, or their respective invitees, licensees, agents or other representatives to comply with such regulations and requirements; provided, however, that Landlord agrees to enforce such regulations and requirements against all tenants to the extent such tenants’ non-compliance have an adverse effect on Tenant’s use and enjoyment of the

Premises or Common Areas. The term “Business Hours” shall be deemed to be Monday through Friday from 8:00 A.M. to 8:00 P.M. and Saturday from 9:00 A.M. to 4:00 P.M., excepting Holidays. The term “Holidays” shall be deemed to mean and include New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day.
     (d) Subject to the last sentence of this Paragraph 7(d), if Tenant requires utilities or services in quantities greater than or at times other than that generally furnished by Landlord as set forth above, Tenant shall pay to Landlord, upon receipt of a written statement therefor, Landlord’s charge for such use in accordance with the foregoing. In the event that Tenant shall require additional electric current, water or gas for use in the Premises and if, in Landlord’s judgment, such excess requirements cannot be furnished unless additional risers, conduits, feeders, switchboards and/or appurtenances are installed in the Building, subject to the conditions stated below, Landlord shall proceed to install the same at the sole cost of Tenant, payable upon demand in advance. The installation of such facilities shall be conditioned upon Landlord’s consent, and a determination that the installation and use thereof (i) shall be permitted by applicable Law and insurance regulations, (ii) shall not cause permanent damage or injury to the Building or adversely affect the value of the Building or the Project, and (iii) shall not cause or create a dangerous or hazardous condition or unreasonably interfere with or disturb other tenants in the Building. Subject to the foregoing, Landlord shall, upon reasonable prior notice by Tenant, furnish to the Premises additional elevator, heating, air conditioning and/or cleaning services upon such reasonable terms and conditions as shall be determined by Landlord, including payment of Landlord’s charge therefor. In the case of any additional utilities or services to be provided hereunder, Landlord may require a switch and metering system to be installed so as to measure the amount of such additional utilities or services. The cost of installation, maintenance and repair thereof shall be paid by Tenant upon demand. Notwithstanding the foregoing, Landlord shall have the right to contract with any utility provider it deems appropriate to provide utilities to the Project. Whenever machines or equipment that generate abnormal heat or otherwise affect the air conditioning system are used in the Premises by Tenant which affect the temperature or humidity otherwise maintained by the air conditioning system, Landlord will have the right to require Tenant to promptly install supplemental air conditioning units in the Premises, and the full cost thereof, including the cost of operation, use, and maintenance, will be paid by Tenant to Landlord on demand.
     (e) Subject to the last sentence of this Paragraph, Landlord shall not be liable for, and Tenant shall not be entitled to, any damages, abatement or reduction of Rent, or other liability by reason of any failure to furnish any services or utilities described herein (it being understood that Landlord shall use commercially reasonable efforts to keep any disruption of services and utilities to a minimum) for any reason (other than Landlord’s negligence, willful misconduct, breach of contract or illegal acts), including, without limitation, when caused by accident, breakage, water leakage, flooding, repairs, Alterations or other improvements to the Project, strikes, lockouts or other labor disturbances or labor disputes of any character, governmental regulation, moratorium or other governmental action, inability to obtain electricity, water or fuel, or any other cause beyond Landlord’s control. Landlord shall be entitled to cooperate with the energy conservation efforts of governmental agencies or utility suppliers. No such failure, stoppage or interruption of any such utility or service shall be construed as an eviction of Tenant, nor shall the same relieve Tenant from any obligation to perform any covenant or agreement under this Lease. In the event of any failure, stoppage or interruption thereof, Landlord shall use reasonable efforts to attempt to restore all services promptly. No representation is made by Landlord with respect to the adequacy or fitness of the Building’s ventilating, air conditioning or other systems to maintain temperatures as may be required for the operation of any computer, data processing or other special equipment of Tenant. Tenant hereby waives any right which Tenant may have under existing or future law, ordinance or governmental regulation permitting the termination of this Lease due to an interruption, failure or inability to provide any services. Notwithstanding anything to the contrary in this Lease, if the Basic Services described in Paragraphs 7(a)(i), (ii) and (v), above (collectively, the “Utilities”) and in

Paragraph 7(a)(vii), serving the Premises are disrupted due to the negligence or acts of Landlord, its agents, contractors, or employees (Tenant hereby acknowledging that public utilities are not agents, contractors, or employees of Landlord), Landlord shall promptly restore the affected Utilities and the Basic Services described in Paragraph 7(a)(vii) at Landlord’s sole cost and expense. In the event the Utilities or the Basic Services described in Paragraph 7(a)(vii) serving the Premises are disrupted due to the acts of third parties, Landlord shall use commercially reasonable efforts to promptly restore the affected Utilities or the Basic Services described in Paragraph 7(a)(vii), as applicable. If the Utilities or the Basic Services described in Paragraph 7(a)(vii) serving the Premises are disrupted due to the negligence or acts of Landlord, its agents, contractors, or employees and are not restored by Landlord within three (3) consecutive business days after the Landlord has knowledge of the disruption, and Tenant is unable to conduct its business in all or a portion of the Premises due to the disruption of the Utilities or the Basic Services described in Paragraph 7(a)(vii), the Base Rent shall be proportionately abated during the period commencing on the expiration of the aforementioned three (3) business day period and ending on the date Tenant is able to resume conducting its business in the affected portions of the Premises.
     (f) Landlord reserves the right from time to time to make reasonable and nondiscriminatory modifications to the above standards for Basic Services and Extra Services.
     (g) Notwithstanding the foregoing, Tenant shall have the option, at Tenant’s sole cost, to install one or more submeters in the Premises, including any Expansion Space (as defined in Paragraph 21) which shall calculate the amount of electricity being consumed by Tenant for Tenant’s lighting and all receptacles in the Premises during the Term with any such installation subject to Landlord’s approval. Landlord shall read the submeter each month to determine the amount of electricity consumed by Tenant during such month. Landlord shall thereafter render a bill to Tenant for electricity usage which bill Tenant shall pay within fifteen (15) days after receipt thereof, unless Tenant is paying for such utilities directly to the utility company (it being understood and agreed that Tenant may, at its option, enter into a contract directly with a utility provider at any time in its sole discretion and Landlord shall give such utility provider reasonable access to the Building and the Premises at no charge in order for such services to be provided to Tenant, provided that Landlord does not incur any additional costs). Landlord shall bill Tenant for such usage based on the rates Landlord has negotiated with the utility company, without markup. Any payments made by Tenant pursuant to this subparagraph (g) shall be deducted from Tenant’s Proportionate Share Office of Operating Expenses in a manner equitably determined by Landlord and Tenant, when Landlord performs its annual reconciliation pursuant to Paragraph 3(e), above.
8. NON-LIABILITY AND INDEMNIFICATION; INSURANCE
     (a) Except to the extent of the negligence or willful misconduct of Landlord, its agents, officers, directors and employees, Landlord and its agents, officers, directors and employees assume no liability or responsibility whatsoever with respect to the conduct or operation of the business to be conducted in the Premises and shall have no liability for any claim of loss of business or interruption of operations (or any claim related thereto). Landlord and its agents, officers, directors and employees shall not be liable for any accident to or injury to any person or persons or property in or about the Premises from any cause including, but not limited to, arising from the conduct and operation of said business or by virtue of equipment or property of the Tenant in said Premises. Subject to and without limiting the foregoing and Paragraph 8(b) below and Paragraphs 5(a), 7(e) and 17(b) hereof, neither Landlord nor any partner, officer, trustee, Affiliate, agent, director or employee of Landlord, nor their respective partners, members, affiliates and subsidiaries, and all of their respective officers, directors, and employees (each individually and collectively, “Protected Affiliates”) shall be liable for and there shall be no abatement of Rent (except in the event of a casualty loss or a condemnation as set forth in Paragraph 9, and Paragraph 10 of this Lease or an uncured breach of this Lease by Landlord as set forth in Paragraph 17(b) of this

Lease) for (i) any damage to Tenant’s property stored with or entrusted to Landlord or its Protected Affiliates, (ii) loss of or damage to any property by theft or any other wrongful or illegal act, or (iii) any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water or rain which may leak from any part of the Building or the Project or from the pipes, appliances, appurtenances or plumbing works therein or from the roof, street or sub-surface or from any other place or resulting from dampness or any other cause whatsoever or from the acts or omissions of other tenants, occupants or other visitors to the Building or the Project, or (iv) any diminution or shutting off of light, air or view by any structure which may be erected on lands adjacent to the Building outside of the Project. Tenant shall give prompt notice to Landlord in the event of (i) the occurrence of a fire or accident in the Premises or in the Building, or (ii) the discovery of a defect therein or in the fixtures or equipment thereof. This Paragraph 8(a) shall survive the expiration or earlier termination of this Lease.
     (b) Indemnification.
     (i) To the greatest extent permitted by Law and except to the extent caused by Landlord’s or any of Landlord’s Protected Affiliate’s negligence or willful misconduct or covered within Landlord’s indemnity under Paragraph 8(b)(ii) below and subject to Paragraphs 8(d), 8(e), 8(f), 8(i), 8(j) and 9 below, Tenant hereby agrees to indemnify, protect, defend and hold harmless Landlord and its Protected Affiliates (collectively, “Landlord Indemnitees”) for, from and against all liabilities, claims, fines, penalties, costs, damages or injuries to persons, damages to property, losses, liens, causes of action, suits, judgments and reasonable expenses (including court costs, reasonable attorneys’ fees, reasonable expert witness fees and costs of investigation), of any nature, kind or description of any person or entity, arising out of, caused by, or resulting from (in whole or part) (1) Tenant’s construction of, or use, occupancy or enjoyment of, the Premises, (2) any activity, work or other things done or permitted by Tenant and its agents and employees in or about the Premises, (3) any breach or default in the performance of any of Tenant’s obligations under this Lease, (4) any act, omission, negligence or willful misconduct of Tenant or any of its agents, contractors, employees, business invitees or licensees, or (5) any damage to Tenant’s property, or the property of Tenant’s agents, employees, contractors, business invitees or licensees, located in or about the Premises. This Paragraph 8(b)(i) shall survive the expiration or earlier termination of this Lease.
     (ii) To the greatest extent permitted by Law and except to the extent caused by Tenant’s or any of Tenant’s Protected Affiliate’s negligence or willful misconduct and subject to Paragraphs 8(d), 8(e), 8(f), 8(i), 8(j) and 9 below, Landlord hereby agrees to indemnify, protect, defend and hold harmless Tenant and its Protected Affiliates (collectively, “Tenant lndemnitees”) for, from and against all liabilities, claims, fines, penalties, costs, damages or injuries to persons, damages to property, losses, liens, causes of action, suits, judgments and reasonable expenses (including court costs, reasonable attorneys’ fees, reasonable expert witness fees and costs of investigation), of any nature, kind or description of any person or entity, arising out of, caused by, or resulting from (in whole or part) (1) injuries or death or damage to property occurring in the Common Areas or any other portion of the Building owned and controlled by Landlord outside the Premises, (2) any breach or default in the performance of any of Landlord’s obligations under this Lease, and (3) any act, omission, negligence or willful misconduct of Landlord or any of its agents, contractors, employees, business invitees or licensees. This Paragraph 8(b)(ii) shall survive the expiration or earlier termination of this Lease.
     (c) Each party shall promptly advise the other party in writing of any action, administrative or legal proceeding or investigation as to which this indemnification may apply, and the indemnifying party, at the indemnifying party’s expense, shall assume on behalf of each and every Landlord Indemnitee or Tenant Indemnitee, as applicable, and conduct with due diligence and in good faith the defense thereof with counsel reasonably satisfactory to the indemnified party; provided, however, that any Landlord Indemnitee or Tenant Indemnitee, as applicable, shall have the right, at its option, to be represented therein by advisory counsel of its own selection and at its own expense. In the event of failure by the indemnifying party to fully perform in accordance with this Paragraph, the indemnified party, at its option, and without relieving the indemnifying party of its obligations hereunder, may so perform, but all costs and expenses so incurred by the indemnified party in that event shall be reimbursed by the indemnifying party to the indemnified party, together with interest on the same from the date any such expense was paid by indemnified party until reimbursed by the indemnifying party, at the rate of interest provided to be paid on judgments, by the law of the jurisdiction to which the interpretation of this Lease is subject. Notwithstanding anything contained in this Lease to the contrary, the indemnification provided in Paragraphs 8(b)(i) and 8(b)(ii) shall be limited to actual damages only and neither party shall be liable for any indirect or consequential losses or damages or any punitive damages.
     (d) Insurance.
     (i) Tenant at all times during the Lease Term shall, at its own expense, keep in full force and effect (A) commercial general liability insurance providing coverage against bodily injury and disease, including death resulting therefrom and property damage to a combined single limit of $1,000,000 to one or more than one person as the result of any one accident or occurrence, which shall include provision for contractual liability coverage insuring Tenant for the performance of its indemnity obligations set forth in this Paragraph 8 and in Paragraph 6(g)(ii) of this Lease, with an Excess Limits (Umbrella) Policy in the amount of $5,000,000, (B) worker’s compensation insurance to the statutory limit, if any, and employer’s liability insurance to the limit of $500,000 per occurrence, and (C) All Risk or Causes of Loss — Special Form property insurance, including fire and extended coverage, sprinkler leakage, vandalism, malicious mischief, and wind and/or hurricane coverage, covering full replacement value of all of Tenant’s personal property, trade fixtures and improvements in the Premises. Landlord and its designated property management firm shall be named an additional insured on each of said policies (excluding the worker’s compensation policy) and said policies shall be issued by an insurance company or companies authorized to do business in the State and which have policyholder ratings not lower than “A-” and financial ratings not lower than “VII” in Best’s Insurance Guide (latest edition in effect as of the Effective Date and subsequently in effect as of the date of renewal of the required policies). EACH OF SAID POLICIES SHALL ALSO INCLUDE A WAIVER OF SUBROGATION PROVISION OR ENDORSEMENT IN FAVOR OF LANDLORD, AND AN ENDORSEMENT PROVIDING THAT LANDLORD SHALL RECEIVE THIRTY (30) DAYS PRIOR WRITTEN NOTICE OF ANY CANCELLATION OF, NONRENEWAL OF, REDUCTION OF COVERAGE OR MATERIAL CHANGE IN COVERAGE ON SAID POLICIES. Tenant hereby waives its right of recovery against any Landlord Indemnitee of any amounts paid by Tenant or on Tenant’s behalf to satisfy applicable worker’s compensation laws. The policies or duly executed certificates showing the material terms for the same, together with satisfactory evidence of the payment of the premiums therefor, shall be deposited with Landlord on the date Tenant first occupies the Premises and upon renewals of such policies not less than fifteen (15) days prior to the expiration of the term of such coverage. If certificates are supplied rather than the policies themselves, Tenant shall allow Landlord, at all reasonable times, to inspect the policies of insurance required herein.
     (ii) It is expressly understood and agreed that the coverages required represent Landlord’s minimum requirements and such are not to be construed to void or limit Tenant’s obligations contained in this Lease, including without limitation Tenant’s indemnity obligations hereunder. Neither shall (A) the insolvency, bankruptcy or failure of any insurance company carrying Tenant, (B) the failure of any insurance company to pay claims occurring nor (C) any exclusion from or insufficiency of coverage be held to affect, negate or waive any of Tenant’s indemnity obligations under this Paragraph 8 and Paragraph 6(g)(ii) or any other provision of this Lease. With respect to insurance coverages, except worker’s compensation, maintained hereunder by Tenant and insurance coverages separately obtained by Landlord, all insurance coverages afforded by policies of insurance maintained by Tenant shall be primary insurance to the extent such coverages apply to Landlord, and such insurance coverages separately maintained by Landlord shall be excess, and Tenant shall have its insurance policies so endorsed. The amount of liability insurance under insurance policies maintained by Tenant shall not be reduced by the existence of insurance coverage under policies separately maintained by Landlord. Tenant shall be solely responsible for any premiums, assessments, penalties, deductible assumptions, retentions, audits, retrospective adjustments or any other kind of payment due under its policies. Tenant shall increase the amounts of insurance or the insurance coverages as Landlord may reasonably request from time to time, but not in excess of the requirements of prudent landlords or lenders for similar tenants occupying similar premises in the Washington, D.C. metropolitan area.
     (iii) Tenant’s occupancy of the Premises without delivering the certificates of insurance shall not constitute a waiver of Tenant’s obligations to provide the required coverages. If Tenant provides to Landlord a certificate that does not evidence the coverages required herein, or that is faulty in any respect, such shall not constitute a waiver of Tenant’s obligations to provide the proper insurance.
     (iv) Throughout the Lease Term, Landlord agrees to maintain (i) “all risk” fire and extended coverage insurance, and, at Landlord’s option, earthquake damage coverage, terrorism coverage, wind and hurricane coverage, and such additional property insurance coverage as Landlord deems appropriate, on the insurable portions of Building and the remainder of the Project in an amount not less than the fair replacement value thereof, subject to reasonable deductibles (ii) boiler and machinery insurance amounts and with deductibles that would be considered standard for similar class office building in the metropolitan area in which the Premises is located, and (iii) commercial general liability insurance with a combined single limit coverage of at least $1,000,000.00 per occurrence. All such insurance issued by an insurance company or companies authorized to do business in the State and which have policyholder ratings not lower than “A—” and financial ratings not lower than “VII” in Best’s Insurance Guide (latest edition in effect as of the Effective Date and subsequently in effect as of the date of renewal of the required policies). Upon Tenant’s request, Landlord shall provide Tenant with evidence that it has complied with the terms of this Paragraph 8(d)(iv) and Paragraph 8(e) below. If certificates are supplied rather than the policies themselves, Landlord shall allow Tenant, at all reasonable times, to inspect the policies of insurance required herein. The premiums for any such insurance shall be a part of Operating Expenses.
     (e) Mutual Waivers of Recovery. Landlord, Tenant, and all parties claiming under them, each mutually release and discharge each other from responsibility for that portion of any loss or damage paid or reimbursed by an insurer of Landlord or Tenant under any fire, extended coverage or other property insurance policy maintained by Tenant with respect to its Premises or by Landlord with respect to the Building or the Project (or which would have been paid had the insurance required to be maintained hereunder been in full force and effect), no matter how caused, including negligence, and each waives any right of recovery from the other including, but not limited to, claims for contribution or indemnity, which might otherwise exist on account thereof. Any fire, extended coverage or property insurance policy maintained by Tenant with respect to the Premises, or Landlord with respect to the Building or the Project, shall contain, in the case of Tenant’s policies, a waiver of subrogation provision or endorsement in favor of Landlord, and in the case of Landlord’s policies, a waiver of subrogation provision or endorsement in favor of Tenant, or, in the event that such insurers cannot or shall not include or attach such waiver of subrogation provision or endorsement, Tenant and Landlord shall obtain the approval and consent of their respective insurers, in writing, to the terms of this Lease. Tenant and Landlord each agree to indemnify, protect, defend and hold harmless the other and each of the Landlord Indemnitees and Tenant Indemnitees, as applicable, from and against any claim, suit or cause of action asserted or brought by Tenant’s or Landlord’s insurers for, on behalf of, or in the name of Tenant or Landlord, as applicable, including, but not limited to, claims for contribution, indemnity or subrogation, brought in contravention of this paragraph. The mutual releases, discharges and waivers contained in this provision shall apply EVEN IF THE LOSS OR DAMAGE TO WHICH THIS PROVISION APPLIES IS CAUSED SOLELY OR IN PART BY THE NEGLIGENCE OF LANDLORD OR TENANT.
     (f) Business Interruption. Landlord and Tenant shall not be responsible for, and each party releases and discharges the other from, and each party further waives any right of recovery from the other for, any loss for or from business interruption or loss of use of all or any portion of the Building, the Project or the Premises suffered by such party, EVEN IF SUCH LOSS IS CAUSED SOLELY OR IN PART BY THE NEGLIGENCE OF THE OTHER PARTY.
     (g) Adjustment of Claims. Tenant shall cooperate with Landlord and Landlord’s insurers in the adjustment of any insurance claim pertaining to the Building or the Project or Landlord’s use thereof.
     (h) Increase in Landlord’s Insurance Costs. Tenant agrees to pay to Landlord any increase in premiums for Landlord’s insurance policies resulting from Tenant’s use or occupancy of the Premises for anything other than general office use.
     (i) Failure to Maintain Insurance. Any failure of Tenant to meet any of the insurance requirements of this Lease in all material respects shall constitute an Event of Default hereunder if Tenant does not cure such breach within ten (10) business days after Tenant’s receipt of written notice of such breach from Landlord (provided, however, that no notice or cure period shall exist in connection with any failure by Tenant to obtain and maintain in all material respects the insurance policies and coverages required hereunder), and such failure shall entitle Landlord to pursue, exercise or obtain any of the remedies provided for in Paragraph 12(b), and Tenant shall be solely responsible for any loss suffered by Landlord as a result of such failure. In the event of failure by Tenant to maintain the insurance policies and coverages required by this Lease or to meet any of the insurance requirements of this Lease, Landlord, at its option, and without relieving Tenant of its obligations hereunder, may obtain said insurance policies and coverages or perform any other insurance obligation of Tenant, but all costs and expenses incurred by Landlord in obtaining such insurance or performing Tenant’s insurance obligations shall be reimbursed by Tenant to Landlord, together with interest on same from the date any such cost or expense was paid by Landlord until reimbursed by Tenant, at the rate of interest provided to be paid on judgments, by the law of the jurisdiction to which the interpretation of this Lease is subject.
     (j) Risk of Loss. By this Paragraph 8, Landlord and Tenant intend that the risk of loss or damage as described above be borne by responsible insurance carriers to the extent above provided, and Landlord and Tenant hereby agree to look solely to, and to seek recovery only from, their respective insurance carriers in the event of a loss of a type described above to the extent that such coverage is required to be provided hereunder. For this purpose, any applicable deductible amount shall be treated as though it were recoverable under such policies. Landlord and Tenant agree that applicable portions of all monies collected from such insurance shall be used toward the full compliance with the obligations of Landlord and Tenant, respectively, under this Lease in connection with damage resulting from fire or other casualty or other event giving rise to a claim under such policies of insurance.

9. FIRE OR CASUALTY
     (a) Subject to the provisions of this Paragraph 9, in the event the Premises, or access thereto, is wholly or partially destroyed by fire or other casualty, Landlord shall (to the extent permitted by Law and covenants, conditions and restrictions then applicable to the Project) rebuild, repair or restore the Premises and access thereto (collectively, “Restoration”) to substantially the same condition as existing immediately prior to such destruction (excluding Tenant’s Alterations, trade fixtures, equipment and personal property, which Tenant shall be required to restore) and this Lease shall continue in full force and effect. Notwithstanding the foregoing, (i) Landlord’s obligation to rebuild, repair or restore the Premises shall not apply to any Tenant’s personal property and fixtures, and above-standard tenant improvements (except for the internal staircase), and (ii) Landlord shall have no obligation whatsoever to rebuild, repair or restore the Premises with respect to any damage or destruction occurring during the last twelve (12) months of the term of this Lease.
     (b) Landlord may elect to terminate this Lease in any of the following cases of damage or destruction to the Premises, the Building or the Project: (i) where, in the case of any damage or destruction to any portion of the Building or the Project by uninsured casualty, the cost of Restoration of the Building or the Project, in the reasonable opinion of Landlord, exceeds $7,135,740; or (ii) if Landlord has not obtained appropriate zoning approvals for reconstruction of the Project, Building or Premises, using commercially reasonable and diligent efforts. Any such termination shall be made by thirty (30) days’ prior written notice to Tenant given within one hundred twenty (120) days of the date of such damage or destruction. Landlord’s termination rights as set forth in this Paragraph 9(c) are in addition to Landlord’s rights under Paragraph 9(b).
     (c) If all or any portion of the Premises, and no other portion of the Building, is damaged or destroyed by any casualty and if Landlord’s architect or contractor determines that the Premises cannot be rebuilt or made fit for Tenant’s purposes within two hundred seventy (270) days of the damage or destruction (which determination shall be made within thirty (30) days after any substantial damage or destruction), either party may, at its option, terminate this lease by giving the other, within sixty (60) days after such damage or destruction, notice of termination, and thereupon Rent and any other payments for which Tenant is liable under this lease shall be apportioned and paid to the date of such damage, and Tenant shall vacate the Premises within thirty (30) days thereafter, provided, however, that those provisions of this Lease which are designated to cover matters of termination and the period thereafter shall survive the termination hereof.
     (d) If all or any portion of the Building and the Premises, is damaged or destroyed by any casualty and if Landlord’s architect or contractor determines that the Premises cannot be rebuilt or made fit for Tenant’s purposes within one hundred eighty (180) days of the damage or destruction (which determination shall be made within thirty (30) days after any substantial damage or destruction), either party may, at its option, terminate this lease by giving the other, within sixty (60) days after such damage or destruction, notice of termination, and thereupon Rent and any other payments for which Tenant is liable under this lease shall be apportioned and paid to the date of such damage, and Tenant shall vacate the Premises within thirty (30) days thereafter, provided, however, that those provisions of this Lease which are designated to cover matters of termination and the period thereafter shall survive the termination hereof. Notwithstanding anything to the contrary contained in this Paragraph 9(d), Landlord may only exercise its right to terminate this Lease if Landlord also simultaneously terminates the leases of all other tenants whose space was damaged or destroyed in connection with such casualty.
     (e) If this Lease is not terminated by Landlord and as the result of any damage or destruction, the Premises, or a portion thereof, are rendered untenantable, the Rent shall abate reasonably during the period of Restoration (based upon the extent to which such damage and Restoration materially interfere with Tenant’s business in the Premises). This Lease shall be considered an express agreement governing any case of damage to or destruction of the Premises, the Building or the Project. This Lease sets forth the terms and conditions upon which this Lease may terminate in the event of any damage or destruction.
10. EMINENT DOMAIN
     In the event the whole of the Premises, the Building or the Project shall be taken under the power of eminent domain, or sold to prevent the exercise thereof (collectively, a “Taking”), this Lease shall automatically terminate as of the date of such Taking. In the event a Taking of a portion of the Project, the Building or the Premises shall, in the reasonable opinion of Landlord or Tenant, substantially interfere with Landlord’s operation thereof, Landlord or Tenant may terminate this Lease upon thirty (30) days’ written notice to the other given at any time within sixty (60) days following the date of such Taking. In the event a Taking of a portion of the Project, the Building or the Premises shall, in the reasonable opinion of Tenant, substantially interfere with Tenant’s use and occupancy of the Premises, Tenant may terminate this Lease upon thirty (30) days’ written notice to Landlord given at any time within sixty (60) days following the date of such Taking. For purposes of this Lease, the date of Taking shall be the earlier of the date of transfer of title resulting from such Taking or the date of transfer of possession resulting from such Taking. In the event that a portion of the Premises is so taken and this Lease is not terminated, Landlord shall, to the extent of proceeds paid to Landlord as a result of the Taking, with reasonable diligence, use commercially reasonable efforts to proceed to restore (to the extent permitted by Law and covenants, conditions and restrictions then applicable to the Project) the Premises (other than Tenant’s personal property and fixtures, and above-standard tenant improvements) to a complete, functioning unit. In such case, the Rent shall be reduced proportionately based on the portion of the Premises so taken. If all or any portion of the Premises is the subject of a temporary Taking (provided, that if such temporary taking exceeds nine (9) months, Tenant shall have a termination right), this Lease shall remain in full force and effect and Tenant shall continue to perform each of its obligations under this Lease; in such case, Tenant shall be entitled to receive the entire award allocable to the temporary Taking of the Premises. Except as provided herein, Tenant shall not assert any claim against Landlord or the condemning authority for, and hereby assigns to Landlord, any compensation in connection with any such Taking, and Landlord shall be entitled to receive the entire amount of any award therefor, without deduction for any estate or interest of Tenant. Nothing contained in this Paragraph 10 shall be deemed to give Landlord any interest in, or prevent Tenant from seeking any award against the condemning authority for the Taking of personal property, fixtures, above standard tenant improvements of Tenant and for relocation and moving expenses recoverable by Tenant from the condemning authority. This Paragraph 10 shall be Tenant’s sole and exclusive remedy in the event of a Taking. This Lease sets forth the terms and conditions upon which this Lease may terminate in the event of a Taking.
11. ASSIGNMENT AND SUBLETTING
     (a) Tenant shall not directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, assign, sublet, mortgage or otherwise encumber all or any portion of its interest in this Lease or in the Premises or grant any license for any person other than Tenant, its Affiliates or any of their respective employees, agents, contractors and invitees to use or occupy the Premises or any part thereof without obtaining the prior written consent of Landlord, which consent shall not be unreasonably denied, conditioned or delayed. Any such attempted assignment, subletting, license, mortgage, other encumbrance or other use or occupancy without the required consent of Landlord shall, at Landlord’s option, be null and void and of no effect. Any mortgage, or encumbrance of all or any portion of Tenant’s interest in this Lease or in the Premises and any grant of a license for any person other than Tenant, its Affiliates or any of their respective employees, agents, contractors and invitees to use or occupy the Premises or any part thereof shall be deemed to be an “assignment” of this Lease.

     (b) No assignment or subletting shall relieve Tenant of its obligation to pay the Rent and to perform all of the other obligations to be performed by Tenant hereunder. The acceptance of Rent by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be a consent to any subletting or assignment. Consent by Landlord to one subletting or assignment shall not be deemed to constitute a consent to any other or subsequent attempted subletting or assignment. If Tenant desires at any time to assign this Lease or to sublet the Premises or any portion thereof for which Landlord’s consent is required, it shall first notify Landlord of its desire to do so and shall submit in writing to Landlord all pertinent information relating to the proposed assignee or sublessee, all pertinent information relating to the proposed assignment or sublease, and all such financial information as Landlord may reasonably request concerning the Tenant and proposed assignee or subtenant. Any assignment or sublease shall be expressly subject to the terms and conditions of this Lease.
     (c) At any time Landlord’s consent is required, then within thirty (30) days after Landlord’s receipt of the information specified in subparagraph (b) above and if such assignment or sublease would expire conterminously with or within thirty (30) days prior to the Lease Expiration Date, Landlord may by written notice to Tenant elect to a) except in connection with any proposed assignment with or sublet to an Affiliate of Tenant, terminate this Lease as to the portion of the Premises so proposed to be subleased or assigned (which may include all of the Premises), with a proportionate abatement in the Rent payable hereunder, or b) approve such assignment or sublease, or c) deny such assignment or sublease; provided, however, that such assignment or sublease shall not be unreasonably delayed, conditioned or denied. In the event Landlord fails to provide written notice to Tenant within such thirty (30) day period, said proposed assignment or sublease shall be deemed approved.
     (d) Tenant acknowledges that it shall be reasonable for Landlord to withhold its consent to a proposed assignment or sublease in any of the following instances:
     (i) The assignee or sublessee is not, in Landlord’s reasonable opinion, sufficiently creditworthy to perform the obligations such assignee or sublessee will have under this Lease (unless such obligations are guaranteed by a sufficiently creditworthy Affiliate of such assignee or sublessee);
     (ii) The intended use of the Premises by the assignee or sublessee is not for general office use;
     (iii) The intended use of the Premises by the assignee or sublessee would materially increase the pedestrian or vehicular traffic to the Premises or the Building;
     (iv) Occupancy of the Premises by the assignee or sublessee would, in the good faith judgment of Landlord, violate any legally enforceable agreement which is superior to this Lease and is binding upon Landlord, the Building or the Project with regard to the identity of tenants, usage in the Building, or similar matters;
     (v) The identity or business reputation of the assignee or sublessee will, in the good faith judgment of Landlord, tend to damage the goodwill or reputation of the Building or Project;
     (vi) In the case of a sublease, the subtenant has not acknowledged that the Lease controls over any inconsistent provision in the sublease; or
     (vii) Local or national governmental entities.

     The foregoing criteria shall not exclude any other reasonable basis for Landlord to refuse its consent to such assignment or sublease.
     (e) If any Tenant is a corporation, partnership or other entity that is not publicly traded on a recognized national stock exchange, any transaction or series of related or unrelated transactions (including, without limitation, any dissolution, merger, consolidation or other reorganization, any withdrawal or admission of a partner or change in a partner’s interest, or any issuance, sale, gift, transfer or redemption of any capital stock of or ownership interest in such entity, whether voluntary, involuntary or by operation of law, or any combination of any of the foregoing transactions) resulting in the transfer of control of such Tenant, shall be deemed to be an assignment of this Lease subject to the provisions of this Paragraph 11. The term “control” as used in this Paragraph 11 means the power to directly or indirectly direct or cause the direction of the management or policies of Tenant or the entity in question. Any transfer of control of a subtenant which is a corporation or other entity shall be deemed an assignment of any sublease. Notwithstanding anything to the contrary in this Paragraph 11(e), if the original Tenant under this Lease is a corporation, partnership or other entity, a change or series of changes in ownership of stock or other ownership interests which would result in direct or indirect change in ownership of less than fifty percent (50%) of the outstanding stock of or other ownership interests in such Tenant as of the date of the execution and delivery of this Lease shall not be considered a change of control. Notwithstanding anything to the contrary in this Lease, any transfers in connection with a public offering or private placement, recapitalization or merger of Tenant or its Affiliates and any transfers to an Affiliate of Tenant shall not be deemed to be an assignment of this Lease.
     (f) Notwithstanding any assignment or subletting, Tenant and any guarantor or surety of Tenant’s obligations under this Lease shall at all times during the Initial Term and any subsequent renewals or extensions remain fully responsible and liable for the payment of the rent and for compliance with all of Tenant’s other obligations under this Lease. In the event that the Rent paid by a sublessee or assignee (or a combination of the rental paid under such sublease or assignment, plus any bonus or other consideration therefor or incident thereto) exceeds the Rent payable under this Lease after deducting all normal and customary costs incurred by Tenant with respect to such sublease or assignment, then Tenant shall be bound and obligated to pay Landlord, as additional rent hereunder, fifty percent (50%) of any Profit (hereinafter defined) derived by Tenant from such subletting or assignment, excluding any Profit derived by Tenant from any subletting or assignment to an Approved Related Entity (hereinafter defined). In connection with an assignment “Profit” means any amount paid by an assignee to Tenant as consideration for such assignment, less any reasonable out-of-pocket costs incurred by Tenant in connection therewith (including, but not limited to, marketing costs, improvement allowances, alterations, reasonable legal fees, brokerage fees, advertising costs, free rent, and the cost of improvements to the Premises made by Tenant for such assignee). In connection with a sublease “Profit” means the excess of (i) all sums paid by the subtenant as rent or other consideration for the sublease (other than a security deposit), less Subletting Costs (hereinafter defined) over (ii) all sums paid to Landlord as Rent allocable to the Sublet Space. “Subletting Costs” means all reasonable out-of-pocket costs incurred by Tenant in connection with such subletting, including, without limitation, marketing costs, tenant improvement allowances, alterations, reasonable legal fees, brokerage fees, free rent, and the cost of improvements to the Premises made by Tenant for such subtenant which costs shall be amortized over the term of the sublease. Any allocation of rent paid by a subtenant to Tenant between compensation for the use of the portion of the Premises sublet and compensation for services provided to the subtenant by or on behalf of Tenant, or for equipment which Tenant furnishes to the subtenant, must be reasonable. Within thirty (30) days after Tenant receives any amount from an assignee as consideration for an assignment, Tenant shall submit to Landlord a statement containing a reasonably detailed calculation of any Profit derived from such assignment, certified as correct by an officer of Tenant, and simultaneously with the delivery of such statement, Tenant shall pay Landlord fifty percent (50%) of any Profit shown by such statement upon Tenant’s receipt thereof. With respect to a sublease, Tenant shall pay to Landlord fifty percent (50%) of

Profit on a monthly basis in arrears commencing thirty (30) days after the effective date of such sublease. Upon Landlord’s request, Tenant shall provide substantiation of Tenant’s calculation of Profit reasonably satisfactory to Landlord.
     (g) If this Lease is assigned or if the Premises is subleased (whether in whole or in part), or in the event of the mortgage or pledge of Tenant’s leasehold interest, or grant of any concession or license within the Premises, or if the Premises are occupied in whole or in part by anyone other than Tenant, then upon a default by Tenant hereunder Landlord may collect Rent from the assignee, sublessee, mortgagee, pledgee, concessionee or licensee or other occupant and, except to the extent set forth in the preceding paragraph, apply the amount collected to the next Rent payable hereunder; and all such Rent collected by Tenant shall be held in deposit for Landlord and immediately forwarded to Landlord. No such transaction or collection of Rent or application thereof by Landlord, however, shall be deemed a waiver of these provisions or a release of Tenant from the further performance by Tenant of its covenants, duties, or obligations hereunder.
     (h) If Tenant effects an assignment or sublease and requests the consent of Landlord to any proposed assignment or sublease, then Tenant shall, upon demand, pay Landlord any reasonable attorneys’ and paralegal fees and costs incurred by Landlord in connection with such assignment or sublease and request for consent. Acceptance of reimbursement of Landlord’s attorneys’ and paralegal fees shall in no event obligate Landlord to consent to any proposed assignment or sublease.
     (i) Notwithstanding any provision of this Lease to the contrary, in the event this Lease is assigned to any person or entity pursuant to the provisions of the Bankruptcy Code, any and all monies or other consideration payable or otherwise to be delivered in connection with such assignment shall be paid or delivered to Landlord, shall be and remain the exclusive property of Landlord and shall not constitute the property of Tenant or Tenant’s estate within the meaning of the Bankruptcy Code. All such money and other consideration not paid or delivered to Landlord shall be held in trust for the benefit of Landlord and shall be promptly paid or delivered to Landlord.
     (j) The joint and several liability of the Tenant named herein and any immediate and remote successor-in-interest of Tenant (by assignment or otherwise), and the due performance of the obligations of this Lease on Tenant’s part to be performed or observed, shall not in any way be discharged, released or impaired by any (a) agreement that modifies any of the rights or obligations of the parties under this Lease, (b) stipulation that extends the time within which an obligation under this Lease is to be performed, (c) waiver of the performance of an obligation required under this Lease, or (d) failure to enforce any of the obligations set forth in this Lease.
     (k) Intentionally omitted.
     (l) Notwithstanding anything contained herein to the contrary, none of the following, or any changes, assignments, sublettings or transfers resulting from the following, shall require Landlord’s prior written consent or the payment by Tenant of any fees or charges of any kind (including, but not limited to the payment of any Profits or other excess rent received by Tenant):
     (i) any transfer or change in ownership interests arising out of death, disability or divorce of any owner of any ownership interest of Tenant;
     (ii) the merger, consolidation or amalgamation of Tenant with a third party or the sale of all or substantially all of the stock or other ownership interests or assets of Tenant;
     (iii) any public offering or private placement involving the Tenant or an Affiliate; or

     (iv) any assignment, sublet or transfer to a parent, subsidiary or Affiliate of Tenant. An “Affiliate” shall mean any trust, corporation, limited liability company or partnership: (i) which owns or “controls” the majority of the ownership interests of Tenant, either directly or indirectly through other entities; (ii) the majority of those whose ownership interests is owned or “controlled” by Tenant; (iii) the majority of whose ownership interests is owned or “controlled” by an entity described in (i); or (iv) which owns or “controls” a majority of the ownership interests of Tenant.
Tenant shall endeavor to give Landlord at least thirty (30) days prior written notice (a “Related Entity Notice”) (unless such assignment is confidential or is otherwise impractical given the circumstances, in which case such notice shall be delivered to Landlord immediately after such assignment), of any assignment described above. Such assignment, subletting or transfer described in this Paragraph 11(1) shall be permitted, provided that (a) immediately after such transaction effecting such assignment, subletting or transfer such successor or surviving entity meets the Related Entity Financial Threshold (hereinafter defined), (b) such transaction is being undertaken for a valid business purpose, if applicable, and is not principally to avoid liability under this Lease or to transfer the benefit of this Lease, and (c) the successor entity shall have assumed in writing all of the obligations and liabilities of Tenant under this Lease, if applicable. As used herein, the term “Related Entity Financial Threshold” shall mean that the Approved Related Entity can demonstrate, to Landlord’s reasonable satisfaction, that the Approved Related Entity’s tangible net worth is equal to or greater than the tangible net worth of Tenant on the Effective Date hereof or the date of assignment. The Related Entity Financial Threshold shall be evidenced by financial statements covering the full fiscal year of the Tenant and the Approved Related Entity firm ending prior to the date of the proposed transaction. Any excess rent received by Tenant in connection with any such transaction described in this Paragraph 11(1) may be retained by Tenant. Notwithstanding anything to the contrary set forth herein, the parties acknowledge that in the event of such an assignment, the Guaranty (as defined in Paragraph 24(w)) shall remain in full force and effect, and “tenant” thereunder shall mean the assignee hereunder.
12. DEFAULT
     (a) Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default” or “default” (herein so called) under this Lease by Tenant: (i) Tenant shall fail to pay Rent or any other rental or sums payable by Tenant hereunder within ten (10) days after Landlord notifies Tenant in writing of such nonpayment; provided, however, Landlord shall not be obligated to provide written notice to Tenant in connection with any failure by Tenant to pay Base Rent and any other regularly scheduled payments when due more than two (2) times within any calendar year and in the event Tenant fails to timely pay such amount when due for a third time during any calendar year, then Tenant shall be in default for such late payment and Landlord shall have no obligation or duty to provide any further notice of such non-payment to Tenant prior to declaring an Event of Default under this Lease; (ii) the failure by Tenant to observe or perform any of the express or implied covenants or provisions of this Lease to be observed or performed by Tenant, other than monetary failures as specified in Paragraph 12(a)(i) above, where such failure shall continue for a period of thirty (30) days after written notice thereof from Landlord to Tenant; provided, however, that if the nature of Tenant’s default is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant shall commence such cure within said thirty (30) day period and thereafter diligently prosecute such cure to completion; (iii) the making by Tenant or any guarantor hereof of any general assignment for the benefit of creditors, (iv) the filing by or against Tenant or any guarantor hereof of a petition to have Tenant or any guarantor hereof adjudged a bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant or any guarantor hereof, the same is dismissed within ninety (90) days), (v) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease or of substantially all of guarantor’s assets, where possession is not restored to Tenant or guarantor within ninety (90) days, (vi) the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of substantially all of guarantor’s assets or of Tenant’s interest in this Lease where such seizure is not discharged within ninety (90) days; (vii) any material representation or warranty made by Tenant or guarantor in this Lease or any other document delivered in connection with the execution and delivery of this Lease or pursuant to this Lease proves to be incorrect in any material respect; or (viii) Tenant or guarantor shall be liquidated or dissolved or shall begin proceedings towards its liquidation or dissolution.
     (b) Remedies. In the event of any Event of Default by Tenant, in addition to any other remedies available to Landlord under this Lease, at law or in equity, Landlord, at its option, shall have the rights and remedies hereinafter set forth, which shall be distinct, separate and cumulative with and in addition to any other right or remedy allowed under at law or in equity, or other provisions of this Lease:
     (i) (A) to terminate this Lease; (B) with or without terminating this Lease, re-enter, terminate Tenant’s right of possession and take possession of the Premises and relet the Premises to such person or entity, and on such terms, as Landlord shall determine in its sole discretion; (C) to collect from Tenant the sum of all Rent, other sums due hereunder through the remaining term of this Lease and the Costs of Reletting (as defined below), less the amount of any rental received by Landlord for the Premises for such period (which may be collected by separate suits from time to time or one suit following the expiration of the Lease Term) or, in Landlord’s sole discretion, the sum of all such Rent, other sums due hereunder through the remaining term of this Lease and the Costs of Reletting, discounted to a present value using a rate deemed reasonable by Landlord, shall be due and payable immediately upon demand by acceleration, less the fair market rental value of the Premises over the same period, similarly discounted net of all expenses and vacancy periods incurred or projected to be incurred, as applicable, in connection with the reletting of the Premises; (D) to exercise all of Landlord’s rights and remedies under any guaranty, if applicable, and (E) all other rights and remedies available to Landlord at law or in equity, including without limitation, the right to evict Tenant from the Premises; provided, however, that in such event Landlord shall have the right, in its sole and absolute discretion, to treat Tenant as a tenant-at-sufferance, subject to all the terms and conditions of this Lease, except that (x) Landlord may thereafter require Tenant to vacate the Premises, and Tenant shall be entitled to no notice prior to eviction, and (y) during the period of such tenancy-at-sufferance, the monthly installments of Rent shall be one hundred and fifty percent (150%) of the amount of Rent that would otherwise be payable under the terms hereof. For purposes hereof, Tenant’s Proportionate Share Office and Tenant’s Proportionate Share Building, respectively, of Operating Expenses shall be projected, based upon the average rate of increase, if any, in such items from the Commencement Date through the date the Lease would have expired. Also, for purposes hereof, the “Costs of Re-Letting” shall include without limitation, all reasonable costs and expenses incurred by Landlord for any repairs, maintenance, changes, alterations and improvements to the Premises to place the Premises (or any portion thereof) in first-class rentable condition, including combining the same with any adjacent space, brokerage commissions, advertising costs, attorneys’ fees, any customary free rent periods or credits, tenant improvement allowances, take-over lease obligations and other customary, necessary or appropriate economic incentives required to enter into leases with one or more replacement tenants, and the costs of collecting rent from one or more replacement tenants;
     (ii) in the event that Landlord terminates the Lease pursuant to Paragraph 12(b)(i)(A) above, Tenant shall immediately surrender the Premises to Landlord. Tenant agrees to pay on demand an amount which, at the date of such termination, is calculated as follows: (aa) the value of the excess, if any, of (1) a sum equal to the discounted then present value of the Base Rent and any amounts treated as Additional Rent hereunder (calculated for this purpose only in an amount equal to the Additional Rent payable during the calendar year most recently ended prior to the occurrence of such Event of Default), and other sums provided herein to be paid by Tenant for the remainder of the stated Lease Term hereof, over (2) the to the discounted then present value of the aggregate fair rental value of the Premises for the remainder of the stated Lease Term, which discounted present values shall be calculated using a discount rate equal to the discount rate of the Federal Reserve Bank of Atlanta at the time of the calculation, plus one percent (1%); plus (bb) the costs of recovering possession of the Premises and all other expenses incurred by Landlord due to Tenant’s default, including, without limitation, reasonable attorney’s fees; plus (cc) the unpaid Base Rent and Additional Rent earned as of the date of termination plus any interest and late fees due hereunder, plus amounts expressly owing on the date of termination by Tenant to Landlord under this Lease or in connection with the Premises. The amount as calculated above shall be deemed immediately due and payable. The payment of the amount calculated in subparagraph (ii)(aa) shall not constitute payment of Rent in advance for the remainder of the Lease Term. Instead, such sum shall be paid as agreed liquidated damages and not as a penalty; the parties agree that it is difficult or impossible to calculate the damages which Landlord will suffer as a result of Tenant’s default, and this provision is intended to provide a reasonable estimate of such damages. If Landlord pursues the remedy described in this subsection (ii), Tenant waives any right to assert that Landlord’s actual damages are less than the amount calculated under this subsection (ii), and Landlord waives any right to assert that its damages are greater than the amount calculated under this subsection (ii). In determining the aggregate reasonable rental value pursuant to this subparagraph (ii)(aa) above, the parties hereby agree that, at the time Landlord seeks to enforce this remedy, all relevant factors should be considered, including, but not limited to, (1) the length of time remaining in the Lease Term, (2) the then current market conditions in the general area in which the Building is located, (3) the likelihood of reletting the Premises for a period of time equal to the remainder of the Lease Term, (4) the net effective rental rates then being obtained by landlords for similar type space of similar size in similar type buildings in the general area in which the Building is located, (5) the vacancy levels in the general area in which the Building is located, (6) current levels of new construction that will be completed during the remainder of the Lease Term and how this construction will likely affect vacancy rates, and (7) inflation. Tenant shall reimburse Landlord for all reasonable attorney’s fees incurred by Landlord in connection with enforcing this Lease;
     (iii) Landlord may bring suits for such amounts or portions thereof, at any time or times as the same accrue or after the same have accrued, and no suit or recovery of any portion due hereunder shall be deemed a waiver of Landlord’s right to collect all amounts to which Landlord is entitled hereunder, nor shall the same serve as any defense to any subsequent suit brought for any amount not theretofore reduced to judgment. Landlord shall not be deemed to have waived any default unless such waiver is expressly set forth in writing by Landlord;
     (iv) if Landlord terminates this Lease or Tenant’s right to possession, Landlord shall use commercially reasonably efforts to mitigate Landlord’s damages. If Landlord has not terminated this Lease or Tenant’s right to possession, Landlord may elect not to mitigate and may permit the Premises to remain vacant or abandoned; in such case, the Lease shall survive notwithstanding Landlord’s re-entry of the Premises and Tenant may seek to mitigate damages by attempting to sublease the Premises or assign this Lease in conformance with Article 11; and
     (v) Tenant hereby acknowledges and agrees that any efforts, if any, by Landlord to mitigate damages shall not result in a termination of the Lease, and unless this Lease is expressly terminated in writing by Landlord to Tenant under this Article 12, this Lease shall survive any such attempts by Landlord to mitigate damages including, without limitation, Landlord (a) entering into one or more leases: (1) for all or a portion of the Premises, (2) for all or a portion of the Premises and additional premises, (3) for a different term than the Lease Term of the Lease, (4) with different renewal or extension rights, (5) that contain free-rent periods, tenant improvement allowances, obligations by Landlord to make improvements to the Premises or other tenant concessions or inducements, or (6) any other terms and provisions which deviate from the terms of this Lease, or (b) selling the Project. Any efforts by Landlord to mitigate damages by attempting to relet the Premises shall not be deemed to impose any obligation on Landlord to relet the Premises, (x) for any purpose which would be inconsistent with the uses customarily found in first-class office buildings or which would breach any covenant of Landlord in any other lease or agreement relating to the Project, (y) to any lessee who is not reputable or who is not financially capable of performing the duties and obligations imposed upon such lessee under the applicable lease or who does not have experience in successfully operating a business of the type and size which such lessee proposes to conduct in the Premises, and (z) in preference to the leasing by Landlord of any other property or premises by Landlord. In amplification of subitem (z), in the event there are other vacancies in the Project, Landlord shall have no obligation to re-let the Premises in preference over other space available and shall not be required to relet the Premises in the same manner in which Landlord attempts to re-let such other available space.
     (c) Landlord’s Remedies; Re-Entry Rights. In the event of any Event of Default by Tenant, in addition to any other remedies available to Landlord under this Lease, at law or in equity, Landlord shall also have the right, with or without terminating the Lease, to re-enter the Premises and remove all persons and property from the Premises; such property may be removed, stored and/or disposed of pursuant to Paragraph 5(e) of this Lease or any other procedures permitted by applicable law. No re-entry or taking possession of the Premises by Landlord pursuant to this Paragraph 12(c), and no acceptance of surrender of the Premises or other action on Landlord’s part, shall be construed as an election to terminate this Lease unless a written notice of such intention be given to Tenant or unless the termination thereof be decreed by a court of competent jurisdiction.
     (d) Landlord’s Right to Perform. Except as specifically provided otherwise in this Lease, all covenants and agreements by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any abatement or offset of Rent. If Tenant shall fail to pay any sum of money (other than Base Rent) or perform any other act on its part to be paid or performed hereunder and such failure shall continue beyond the applicable notice or grace period set forth in Paragraph 12(a) above, except in ease of emergencies, in which such case, such shorter period of time as is reasonable under the circumstances) after Tenant’s receipt of written notice thereof from Landlord, Landlord may, without waiving or releasing Tenant from any of Tenant’s obligations, make such payment or perform such other act on behalf of Tenant. All sums so paid by Landlord and all necessary incidental costs incurred by Landlord in performing such other acts shall be payable by Tenant to Landlord within ten (10) days after demand therefor as Additional Rent.
     (e) Interest. If any monthly installment of Rent or any other amount payable by Tenant hereunder is not received by Landlord by the tenth (10TH) day after it is due, it shall bear interest at the Default Rate from the date due until paid. All interest, and any late charges imposed pursuant to Paragraph 12(f) below, shall be considered Additional Rent due from Tenant to Landlord under the terms of this Lease. The term “Default Rate” as used in this Lease shall mean the lesser of (A) the rate announced from time to time by Wells Fargo Bank or, if Wells Fargo Bank ceases to exist or ceases to publish such rate, then the rate announced from time to time by the largest (as measured by deposits)

chartered bank operating in the District of Columbia, as its “prime rate” or “reference rate”, plus five percent (5%), or (B) the maximum rate of interest permitted by applicable law.
     (f) Late Charges. Tenant acknowledges that, in addition to interest costs, the late payments by Tenant to Landlord of any monthly installment of Base Rent, Additional Rent or other sums due under this Lease will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and impractical to fix. Such other costs include, without limitation, processing, administrative and accounting charges and late charges that may be imposed on Landlord by the terms of any mortgage, deed to secure debt, deed of trust or related loan documents encumbering the Premises, the Building or the Project. Accordingly, if any monthly installment of Base Rent, regularly scheduled Additional Rent or any other amount payable by Tenant hereunder is not received by Landlord within ten (10) days after the due date, Tenant shall pay to Landlord an additional sum of five percent (5%) of the overdue amount as a late charge, but in no event more than the maximum late charge allowed by law; provided however, that Landlord will waive the first late charge in any Lease Year; provided, that Tenant pays such overdue amount within ten (10) business days after written notice thereof. The parties agree that such late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of any late payment as hereinabove referred to by Tenant, and the payment of late charges and interest are distinct and separate in that the payment of interest is to compensate Landlord for the use of Landlord’s money by Tenant, while the payment of late charges is to compensate Landlord for Landlord’s processing, administrative and other costs incurred by Landlord as a result of Tenant’s delinquent payments. Acceptance of a late charge or interest shall not constitute a waiver of Tenant’s default with respect to the overdue amount or prevent Landlord from exercising any of the other rights and remedies available to Landlord under this Lease or at law or in equity now or hereafter in effect.
     (g) Rights and Remedies Cumulative. All rights, options and remedies of Landlord contained in this Paragraph 12 and elsewhere in this Lease shall be construed and held to be cumulative, and no one of them shall be exclusive of the other, and Landlord shall have the right to pursue any one or all of such remedies or any other remedy or relief which may be provided by law or in equity, whether or not stated in this Lease. Nothing in this Paragraph 12 shall be deemed to limit or otherwise affect Tenant’s indemnification of Landlord pursuant to any provision of this Lease.
     (h) Tenant’s Waiver of Redemption. To the fullest extent permitted by applicable Law, Tenant hereby waives and surrenders for itself and all those claiming under it, including creditors of all kinds, (i) any legal, statutory or equitable right and privilege which it or any of them may have under any present or future law to redeem any of the Premises or to have a continuance of this Lease after termination of this Lease or of Tenant’s right of occupancy or possession pursuant to any court order or any provision hereof, and (ii) the benefits of any present or future law which exempts property from liability for debt or for distress for Rent.
     (i) Costs Upon Default and Litigation. Tenant shall pay to Landlord as Additional Rent all the expenses incurred by Landlord in connection with any default by Tenant hereunder or the exercise of any remedy by reason of any default by Tenant hereunder, including reasonable attorneys’ fees and expenses. If Landlord shall be made a party to any litigation commenced against Tenant by a third-party unrelated to Landlord pertaining to this Lease or the Premises, at the option of Landlord, Tenant, at its expense, shall provide Landlord with counsel approved by Landlord and shall pay all costs incurred or paid by Landlord in connection with such litigation. If Tenant shall be made a party to any litigation commenced against Landlord by a third-party unrelated to Tenant pertaining to this Lease or the Premises, at the option of Tenant, Landlord, at its expense, shall provide Tenant with counsel approved by Tenant and shall pay all costs incurred or paid by Tenant in connection with such litigation.

13. ACCESS; CONSTRUCTION
     Subject to the terms of Paragraph 22, Landlord reserves from the leasehold estate hereunder, in addition to all other rights reserved by Landlord under this Lease, the right to use the roof and exterior walls of the Premises and the area beneath, adjacent to and above the Premises. Landlord also reserves the right to install, use, maintain, repair, replace and relocate equipment, machinery, meters, pipes, ducts, plumbing, conduits and wiring through the Premises, which serve other portions of the Building or the Project in a manner and in locations which do not unreasonably interfere with Tenant’s use of the Premises. In addition, Landlord shall have free access to any and all mechanical installations of Landlord or Tenant, including, without limitation, machine rooms, telephone rooms and electrical closets. Tenant agrees that there shall be no construction of partitions or other obstructions which materially interfere with or which threaten to materially interfere with Landlord’s free access thereto, or materially interfere with the moving of Landlord’s equipment to or from the enclosures containing said installations. Landlord shall at all reasonable times, during normal business hours and after reasonable written or oral notice, have the right to enter the Premises to inspect the same, to supply janitorial service and any other service to be provided by Landlord to Tenant hereunder, to exhibit the Premises to prospective purchasers, lenders or tenants, to alter, improve, restore, rebuild or repair the Premises or any other portion of the Building, or to do any other act permitted or contemplated to be done by Landlord hereunder, all without being deemed guilty of an eviction of Tenant and without liability for abatement of Rent or otherwise; provided however that Landlord shall use reasonable efforts not to materially interfere with the operation of Tenant’s business in or access to the Premises and use of the Common Areas. For such purposes, Landlord may also erect scaffolding and other necessary structures where reasonably required by the character of the work to be performed. Landlord shall conduct all such inspections and/or improvements, alterations and repairs so as to minimize, to the extent reasonably practical and without material additional expense to Landlord, any interruption of or interference with the business of Tenant. For each of such purposes, Landlord shall at all times have and retain a key with which to unlock all of the doors in, upon and about the Premises (excluding Tenant’s vaults and safes, access to which shall be provided by Tenant upon Landlord’s reasonable request). Landlord shall have the right to use any and all means which Landlord may deem proper in an emergency in order to obtain entry to the Premises or any portion thereof, and Landlord shall have the right, at any time during the Lease Term, to provide whatever access control measures it deems reasonably necessary to the Project, without any interruption or abatement in the payment of Rent by Tenant. Any entry into the Premises obtained by Landlord by any of such means shall not under any circumstances be construed to be a forcible or unlawful entry into, or a detainer of, the Premises, or any eviction of Tenant from the Premises or any portion thereof. Landlord reserves the right to make such changes, alterations, additions, deletions, improvements, repairs or replacements in or to the Building, the Project (including the Premises) and the Common Areas as Landlord may reasonably deem necessary or desirable, including, without limitation, constructing new buildings and making changes in the location, size, shape and number of driveways, entrances, parking spaces, parking areas, loading areas, landscaped areas and walkways; provided, however, that (i) there shall be no unreasonable permanent obstruction of access to or use of the Premises resulting therefrom, and (ii) Landlord shall use commercially reasonable efforts to minimize any interference with Tenant’s use of the Premises; provided, however, that Tenant’s access to and use of the Premises and the Project’s parking garage shall not be unreasonably interrupted.
14. BANKRUPTCY
     If at any time prior to the Commencement Date or during the term of this Lease, there shall be filed against Tenant in any court, tribunal, administrative agency or any other forum having jurisdiction, pursuant to any applicable law, either of the United States or of any state, a petition in bankruptcy or insolvency or for reorganization or for the appointment of a receiver, trustee or conservator of all or a portion of Tenant’s property, and the same is not dismissed after ninety (90) calendar days, or if Tenant makes an assignment for the benefit of creditors, this Lease, at the option of Landlord exercised within a reasonable time after notice of the happening of any one or more of such events, may be canceled and terminated and in such event neither Tenant nor any person claiming through or under Tenant or by virtue of any statute or of an order of any court shall be entitled to possession or to remain in possession of the Premises, but shall forthwith quit and surrender the Premises, and Landlord, in addition to the other rights and remedies granted by Paragraph 12 hereof or by virtue of any other provision contained in this Lease or by virtue of any applicable law, may retain as damages any Rent, Security Deposit or moneys received by it from Tenant or others on behalf of Tenant.
15. SUBSTITUTION OF PREMISES
     Intentionally Omitted.
16. SUBORDINATION; ATTORNMENT; ESTOPPEL CERTIFICATES
     (a) Tenant agrees that this Lease and the rights of Tenant hereunder shall be subject and subordinate to any and all deeds of trust, security interests, mortgages, master leases, ground leases or other security documents and any and all modifications, renewals, extensions, consolidations and replacements thereof (collectively, “Security Documents”) which now or hereafter constitute a lien upon or affect the Project, the Building or the Premises; provided, however, that such subordination shall not be effective with respect to any given Security Document until a commercially reasonable subordination and non-disturbance agreement (“SNDA”) has been executed by Tenant, Landlord and all other interested parties in connection therewith and so long as such Security Documents do not contravene any of the terms set forth in this Lease or add any additional liability or adversely affect Tenant’s rights and obligations hereunder. In addition, Landlord shall have the right to subordinate or cause to be subordinated any such Security Documents to this Lease and in such case, in the event of the termination or transfer of Landlord’s estate or interest in the Project by reason of any termination or foreclosure of any such Security Documents, Tenant shall, notwithstanding such subordination, attorn to and become the Tenant of the successor-in-interest to Landlord at the option of such successor-in-interest.
     (b) If any proceeding is brought for default under any ground or master lease to which this Lease is subject or in the event of foreclosure or the exercise of the power of sale under any mortgage, deed of trust or other Security Document made by Landlord covering the Premises, at the election of such ground lessor, master lessor or purchaser at foreclosure, Tenant shall attorn to and recognize the same as Landlord under this Lease, provided such successor expressly agrees in writing to be bound to all obligations by the terms of this Lease, and if so requested, Tenant shall enter into a new lease with that successor on the same terms and conditions as are contained in this Lease (for the unexpired term of this Lease then remaining). Tenant hereby waives its rights under any current or future law which gives or purports to give Tenant any right to terminate or otherwise adversely affect this Lease and the obligations of Tenant hereunder in the event of any such foreclosure proceeding or sale.
     (c) As a condition to the subordination and attornment described in Paragraph 16(a) above, Landlord agrees that it shall obtain a subordination, non-disturbance and attornment agreement for Tenant from the current holder of a mortgage encumbering the Building in the form attached hereto as Exhibit F (the “Pre-Approved SNDA Form”), which Tenant acknowledges is a commercially reasonable form. The SNDA shall provide, inter alia, that, in the event of a foreclosure under the mortgagee’s mortgage or deed of trust (or transfer by way of deed-in-lieu thereof), so long as Tenant is not then in default under this Lease, Tenant’s right to possess the Premises will not be disturbed as a result of such foreclosure or other transfer and the Lease shall continue in full force and effect, subject to certain limitations with respect to the obligations of the successor landlord hereunder as may be set forth in such SNDA. Tenant’s subordination and attornment to any future Security Documents as set forth in Paragraph 16(a), shall be conditioned upon Landlord obtaining an SNDA for Tenant from the holder of such Security Document in any commercial reasonable form so long as it is commercially reasonable, Tenant agrees that the Pre-

Approved SNDA Form (and each provision thereof) is commercially reasonable, and Tenant shall not be entitled to object to any mortgagee’s or ground lessor’s customary form if it is reasonably comparable in scope and nature to the Pre-Approved SNDA Form, and provided such form includes a provision providing that so long as Tenant is not in Default under this Lease, Tenant shall be entitled to the use and occupancy of the Premises in accordance with all of the terms and conditions of this Lease.
     (d) Tenant shall, upon not less than ten (10) business days’ prior notice by Landlord, execute, acknowledge and deliver to Landlord a statement in writing certifying (i) whether or not this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), (ii) the dates to which the Base Rent, Additional Rent and other charges hereunder have been paid, if any, and (iii) whether or not to the actual knowledge of Tenant, Landlord is in default in the performance of any covenant, agreement or condition contained in this Lease and, if so, specifying each such default of which Tenant may have knowledge. The form of the statement attached hereto as Exhibit D is hereby approved by Tenant for use pursuant to this subparagraph (d); however, at Landlord’s option, Landlord shall have the right to use other forms for such purpose so long as such form is substantially similar in substance. Tenant’s failure to execute and deliver such statement within such time shall, at the option of Landlord, constitute a material default under this Lease and, in any event, shall be conclusive upon Tenant that this Lease is in full force and effect without modification except as may be represented by Landlord in any such certificate prepared by Landlord and delivered to Tenant for execution. Any statement delivered pursuant to this Paragraph 16 may be relied upon by any prospective purchaser of the fee of the Building or the Project or any mortgagee, ground lessor or other like encumbrances thereof or any assignee of any such encumbrance upon the Building or the Project.
17. SALE BY LANDLORD; TENANT’S REMEDIES; NONRECOURSE LIABILITY
     (a) In the event of a sale or conveyance by Landlord of the Building or the Project, Landlord shall be released from any and all liability under this Lease. If the Security Deposit has been deposited by Tenant to Landlord prior to such sale or conveyance, Landlord shall transfer the Security Deposit to the purchaser, and upon delivery to Tenant of notice thereof, Landlord shall be discharged from any further liability in reference thereto.
     (b) In addition to and without limiting the effect of Paragraphs 5(a) and 7(e) above, Landlord shall be in default hereunder if Landlord should fail to perform or observe any covenant, term, provision or condition of this Lease and such default should continue beyond a period of ten (10) business days after written notice from Tenant as to a monetary default or thirty (30) days after written notice from Tenant for any other default (provided, however, that if such default cannot, by its nature, be cured within such period, Landlord shall not be deemed in default if Landlord shall within such period commence to cure such default and shall diligently prosecute the same to completion) to the extent that such default renders all or a portion of the Premises untenantable after the aforementioned notice and cure period Rent shall abate proportionately until such default is cured. All obligations of Landlord under this Lease will be binding upon Landlord only during the period of its ownership of the Project and not thereafter, but only to the extent such obligations are assumed by the successor owner of the Building. All obligations of Landlord hereunder shall be construed as covenants, not conditions; and, except as may be otherwise expressly provided in this Lease, Tenant may not terminate this Lease for breach of Landlord’s obligations hereunder. In the event of an uncured default by Landlord, Tenant may (i) cure such default, and/or (ii) exercise any and all remedies available to it at law or in equity; provided, that, such cure does not involve structural alterations or Building systems.
     (c) Notwithstanding anything contained in this Lease to the contrary, the obligations of Landlord under this Lease (including any actual or alleged breach or default by Landlord) do not constitute personal obligations of the individual partners, directors, officers, trustees, members or shareholders of Landlord or Landlord’s members or partners, and Tenant shall not seek recourse against the individual partners, directors, officers, trustees, members or shareholders of Landlord or against Landlord’s members or partners or against any other persons or entities having any interest in Landlord, or against any of their personal assets for satisfaction of any liability with respect to this Lease. Any liability of Landlord for a default by Landlord under this Lease, or a breach by Landlord of any of its obligations under the Lease, shall be limited solely to its interest in the Project, and in no event shall any personal liability be asserted against Landlord in connection with this Lease nor shall any recourse be had to any other property or assets of Landlord, its partners, directors, officers, trustees, members, shareholders or any other persons or entities having any interest in Landlord. Tenant’s sole and exclusive remedy for a default or breach of this Lease by Landlord shall be either (i) an action for damages, or (ii) an action for injunctive relief; Tenant hereby waiving and agreeing that Tenant shall have no offset rights or right to terminate this Lease on account of any breach or default by Landlord under this Lease. Under no circumstances whatsoever shall Landlord or Tenant ever be liable for punitive, consequential or special damages under this Lease and Tenant and Landlord each waives any rights it may have to such damages under this Lease in the event of a breach or default by Landlord or Tenant, respectively, under this Lease.
18. PARKING; COMMON AREAS
     (a) Tenant shall have the right to the nonexclusive use of the number of parking permits located in the parking areas of the Project specified in Item 13 of the Basic Lease Provisions for the parking of operational motor vehicles used by Tenant, Tenant Affiliates, any permitted subtenants and their respective officers and employees, and other permitted occupants of the Premises only (each a “Permitted Parker”). The monthly parking rate for such parking permit(s) shall be the prevailing rate charged from time to time by the garage operator for monthly unreserved parking contracts in the Building, provided that such rate may be adjusted no more than one time per calendar year. Such charges shall be payable monthly in advance to the garage operator. Except as otherwise provided herein, parking contracts shall be with the garage operator and shall contain the same terms as are usually contained in contracts with other customers of the garage operator. Notwithstanding the foregoing, if the Permitted Parkers do not contract, far the maximum number of permit(s) so allocated to it within ninety (90) days after the Commencement Date, then the foregoing rights to any -Unused permits) shall ‘expire; and shall thereafter be subject to availability: Landlord agrees that it will mike a good faith effort to re-offer any parking permits not initially taken or subsequently relinquished if requested by Tenant, subject to availability. The use of such parking permits shall be subject to the rules and regulations adopted by Landlord from time to time for the use of the parking areas. Landlord further reserves the right to make such changes to the parking system as Landlord may deem necessary or reasonable from time to time; i.e., Landlord may provide for one or a combination of parking systems, including, without limitation, self-parking, single or double stall parking spaces, and valet assisted parking. Except as otherwise expressly agreed to in this Lease or in any particular parking contract entered into pursuant to this Lease, Tenant agrees that the Permitted Parkers shall not be entitled to park in any reserved or specially assigned areas designated by Landlord from time to time in the Project’s parking areas. Landlord may require execution of an agreement with respect to the use of such parking areas by any Permitted Parker in form reasonably satisfactory to Landlord as a condition of any such use by such Permitted Parker. A default by any Permitted Parker in the payment of such charges, the compliance with such rules and regulations, or the performance of such agreement(s) shall not constitute a material default by Tenant under this Lease. Tenant shall not permit or allow any vehicles that belong to or are controlled by Tenant or Tenant’s officers, employees, suppliers, shippers, customers or invitees to be loaded, unloaded or parked in areas other than those designated by Landlord for such activities. If Tenant permits or allows any of the prohibited activities described in this Paragraph, then Landlord shall have the right, without notice, in addition to such other rights and remedies that it may have, to remove or tow away the vehicle involved and charge the cost to Tenant, which cost shall be immediately payable upon demand by Landlord.
     (b) Subject to subparagraph (c) below and the remaining provisions of this Lease, Tenant shall have the nonexclusive right, in common with others, to the use of such entrances, lobbies, fire vestibules, restrooms (excluding restrooms on any full floors leased by a tenant other than Tenant), mechanical areas, ground floor corridors, elevators and elevator foyers, electrical and janitorial closets, telephone and equipment rooms, loading and unloading areas, the Project’s plaza areas, if any, ramps, drives, stairs, and similar access ways and service ways and other common areas and facilities in and adjacent to the Building and the Project as are designated from time to time by Landlord for the general nonexclusive use of Landlord, Tenant and the other tenants of the Building and their respective employees, agents, representatives, licensees and invitees (“Common Areas”). The use of such Common Areas shall be subject to the rules and regulations contained herein and the provisions of any covenants, conditions and restrictions affecting the Building or the Project. Tenant shall keep all of the Common Areas free and clear of any obstructions created or permitted by Tenant or resulting from Tenant’s operations, and shall use the Common Areas only for normal activities, parking and ingress and egress by Tenant and its employees, agents, representatives, licensees and invitees to and from the Premises, the Building or the Project. If, in the reasonable opinion of Landlord, unauthorized persons are using the Common Areas by reason of the presence of Tenant in the Premises, Tenant, upon reasonable written demand of Landlord, shall use commercially reasonable efforts to correct such situation by appropriate action or proceedings against all such unauthorized persons. Nothing herein shall affect the rights of Landlord at any time to remove any such unauthorized persons from said areas or to prevent the use of any of said areas by unauthorized persons. Notwithstanding any provision of this Lease to the contrary, the Common Areas shall not in any event be deemed to be a portion of or included within the Premises leased to Tenant and the Premises shall not be deemed to be a portion of the Common Areas. This Lease is granted subject to the terms hereof, the rights and interests of third parties under existing liens, ground leases, easements and encumbrances affecting such property, all zoning regulations, rules, ordinances, building restrictions and other laws and regulations now in effect or hereafter adopted by any governmental authority having jurisdiction over the Project or any part thereof.
     (c) Notwithstanding any provision of this Lease to the contrary, Landlord, specifically reserves the right to redefine the term “Building” for purposes of allocating and calculating Operating Expenses so as to include or exclude areas as Landlord shall from time to time determine or specify (and any such determination or specification shall be without prejudice to Landlord’s right to revise thereafter such determination or specification); provided, that such allocation or reallocation does not reduce Tenant’s rights or increase Tenant’s obligations under this Lease in any material manner. In addition, Landlord shall have the right to contract or otherwise arrange for amenities, services or utilities (the cost of which is included within Operating Expenses) to be on a common or shared basis to both the Project (i.e., the area with respect to which Operating Expenses are determined) and adjacent areas not included within the Project, so long as the basis on which the cost of such amenities, services or utilities is allocated to the Project is determined on an arms-length and equitable basis or some other basis reasonably determined by Landlord. In the ease where the definition of the Building is revised for purposes of the allocation or determination of Operating Expenses, Tenant’s Proportionate Share Office shall be appropriately revised to equal the percentage share of all Rentable Area contained within the Rentable Area of office space within the Building represented by the Premises, Tenant’s Proportionate Share Building shall be appropriately revised to equal the percentage share of all Rentable Area of office space and rentable area of retail space, contained within the Building represented by the Premises. The Rentable Area of the Building is subject to adjustment by Landlord from time to time to reflect any additions or deletions to any of the rentable area in the Building as designated by Landlord; provided, that such additions or deletions do not reduce Tenant’s rights or increase Tenant’s obligations under this Lease in any material manner. Landlord shall have the sole right to determine which portions of the Project and other areas, if any, shall be served by common management, operation, maintenance and repair; provided, that Tenant is not adversely affected as a result of any such determination in any material respect. Landlord shall have the exclusive rights to the airspace above and around, and the subsurface below, the Premises and other portions of the Building and Project.
19. STORAGE SPACE
     (a) Storage Space. Landlord hereby leases to Tenant approximately one hundred fifty-three (153) square feet of rentable area of storage space located on the third (3rd) floor of the Building as generally depicted on Exhibit A-2 attached hereto (the “Storage Space”) for the Term. Tenant agrees to pay to Landlord commencing on the Commencement Date, without any offset or reduction whatsoever, the annual sum of Twenty-Two Dollars ($22.00) per square foot of Rentable Area of the Premises, which shall be deemed “Rent” hereunder, payable in equal monthly installments in advance on the first day of each calendar month included in the Term, at such place and in such manner as is provided herein for the payment of Base Rent; provided, however, that, upon the first anniversary of the Commencement Date and each anniversary thereafter, storage rent shall be equal to one hundred and two percent (102%) of the storage rent in effect during the immediately preceding Lease Year (“Storage Space Rent”).
     (b) Services and Utilities. Landlord shall be obligated to furnish to the Storage Space only electricity sufficient to operate the Building standard lighting fixtures installed in the Storage Space as of the Commencement Date. Notwithstanding anything contained in the Lease to the contrary, Landlord shall not be obligated to provide any janitorial, water, HVAC or other utility or service whatsoever to the Storage Space, except for electricity as described above and, except for damage to property caused by the gross negligence or willful misconduct of Landlord, Tenant assumes all risks for any theft of or damage to any property of Tenant placed in the Storage Space.
     (c) Permitted Use. Notwithstanding anything in the Lease to the contrary: (i) Tenant shall use the Storage Space only for the storage of items of personal property incidental to the operation of Tenant’s business in the Premises, and for no other use or purpose; and (ii) Tenant shall not operate in the Storage Space any electrically-operated equipment or other machinery, without the prior written consent of Landlord, which consent shall be granted or withheld in Landlord’s sole but reasonable discretion. Tenant shall not the use Storage Space to store food or food products of any kind.
     (d) Access. Without limiting the generality of any provision of the Lease, Landlord, and Landlord’s agents and representatives shall at all times have reasonable access to the Storage Space should said access be required to provide any service to the Building or any space therein. Except in case of an emergency, Landlord agrees to provide Tenant with reasonable prior oral or written notice of its need to access the Storage Space and to make a good faith effort not to disturb any property of Tenant placed in the Storage Space and Tenant agrees to cooperate with Landlord with respect to such access.
     (e) Subletting/Assignment. Notwithstanding anything to the contrary contained in the Lease, except in connection with an assignment or sublet pursuant to Paragraph 11 of this Lease, Tenant shall not assign, transfer, mortgage, pledge, encumber, or hypothecate the Lease or any interest therein which relates to the Storage Space, or sublet, or permit any licensee, permittee, concessionaire or any other person other than Tenant and its employees to use or occupy, the Storage Space or any part thereof.
     (f) Alterations. Tenant shall not, at any time, make or permit any Alterations in or to the Storage Space or to the elevator lobby providing access to the Storage Space without the prior written consent of Landlord pursuant to Paragraph 4 of the Lease. Prior to the expiration of the Term of the Lease Tenant shall, at its sole cost and expense, restore the Storage Space and the elevator lobby providing access to the Storage Space to the respective condition each was in prior to the completion of any Alterations thereto by Tenant; provided, however, that Tenant shall not be required to so restore the Storage Space or the elevator lobby in the event the Lease with respect to the Storage Space is terminated by Landlord pursuant to the termination right set forth below in Paragraph 19(g).
     (g) Landlord Termination Right. If, at any time during the Term (and any extensions thereof), Landlord determines, in its sole but good faith discretion, that exclusive use of the Storage Space by Landlord is necessary in connection with the operation, maintenance or repair of the Building elevator systems, Landlord shall have the right, in its sole and absolute discretion, to terminate the Lease with respect to the Storage Space by giving Tenant at least sixty (60) days prior written notice of the termination date. If the Lease is terminated with respect to the Storage Space pursuant to this Paragraph, then the Storage Space Rent shall be apportioned and paid to the date of termination. If terminated, Landlord shall use commercially reasonable efforts to identify alternative storage space in the Building to lease to Tenant.
     (h) Insurance. Tenant acknowledges that all insurance for the Premises required by the Lease shall extend to the Storage Space.
20. OPTION TO EXTEND
     (a) Tenant shall have and is hereby granted the option to extend the Term hereof for two (2) additional period(s) of five (5) years (the “Extension Period(s)”), provided (i) Tenant gives written notice to Landlord of Tenant’s election to exercise such extension option no earlier than twenty-four (24), and no later than eighteen (18), months prior to the expiration of the last Lease Year of the Term or of the then-current Extension Period, as the case may be; (ii) no uncured Event of Default exists at the time of such election notice or at the commencement of such Extension Period; and (iii) Tenant and its Affiliates shall be in occupancy for its own use of not less than sixty-five percent (65%) of the Premises.
     (b) All terms and conditions of this Lease, including without limitation all provisions governing the payment of Additional Rent, shall remain in full force and effect during each Extension Period, except that Base Rent payable during the first Lease Year of each Extension Period shall be the then-current Fair Market Rental Rate (hereinafter defined) with respect to comparable office space in downtown Washington, D.C. at the time of the commencement of the applicable Extension Period. Landlord shall not be obligated to make any improvements or alterations in or to the Premises. There shall be no rental abatement during either Extension Period, except to the extent the same is taken into account in determining the Fair Market Rental Rate and as otherwise expressly provided in this Lease. As used in this Lease, the term “Fair Market Rental Rate” shall mean the fair market rental rate per square foot of rentable area that would be agreed upon between a landlord and a tenant entering into the renewal of a lease for comparable space as to location, configuration, view and elevator exposure, size and use, for in a comparable building as to location, quality, reputation and age, with a comparable build-out, a comparable term and operating expense and real estate tax pass-throughs assuming the following: (1) the landlord and tenant are informed and well-advised and each is acting in what it considers its own best interests; (2) a tenant improvement allowance, free rent periods or any other special concessions (for example, design fees, moving allowances, refurbishing allowances, etc.) will not be provided to Tenant except to the extent that such allowances or concessions are reflected in the fair market rental rates being obtained (in which event the Fair Market Rental Rate shall be reduced by the economic equivalent of the allowances or concessions not offered to Tenant); and (3) the Tenant will continue to pay Tenant’s Proportionate Share Office and Tenant’s Proportionate Share Building, respectively of Operating Expenses. The determination of Fair Market Rental Rate shall also include the annual increases in Base Rent after the first Lease Year of the applicable Extension Period.

     (c) Landlord and Tenant shall negotiate in good faith to determine the Base Rent for the applicable Extension Period, for a period of thirty (30) days after the date on which Landlord receives Tenant’s written notice of Tenant’s election to exercise the extension option provided for under this Paragraph 20. In the event Landlord and Tenant are unable to agree upon the Base Rent for the applicable Extension Period within said thirty (30)-day period, the Fair Market Rental Rate for the Premises shall be determined by a board of three (3) licensed commercial real estate brokers, one of whom shall be named by the Landlord, one of whom shall be named by Tenant, and the two so appointed shall select a third. Each real estate broker so selected shall be licensed in the jurisdiction in which the Building is located as a real estate broker specializing in the field of commercial office leasing in the District of Columbia, having no less than ten (10) years’ experience in such field, and recognized as ethical and reputable within the field. Landlord and Tenant agree to make their appointments promptly within ten (10) days after the expiration of the thirty (30)-day period, or sooner if mutually agreed upon. The two (2) brokers selected by Landlord and Tenant shall promptly select a third broker within ten (10) days after they both have been appointed, and each broker, within fifteen (15) days after the third broker is selected, shall submit his or her determination of the Fair Market Rental Rate. The Fair Market Rental Rate shall be the mean of the two closest rental rate determinations, and the brokers’ determination of Fair Market Rental Rate shall be binding upon Landlord and Tenant. Landlord and Tenant shall each pay the fee of the broker selected by it, and they shall equally share the payment of the fee of the third broker.
     (d) Should the Term of the Lease be extended hereunder, Tenant shall execute an amendment modifying this Lease within thirty (30) days after Landlord presents same to Tenant, which agreement shall set forth the Base Rent for the applicable Extension Period in accordance with the foregoing. Should Tenant fail to execute the amendment (which accurately sets forth such information and which contains no material provisions inconsistent with the terms hereof) within thirty (30) days after presentation of same by Landlord, time being of the essence and with good faith efforts, Tenant’s right extend the Term of the Lease shall, at Landlord’s sole option, terminate, and Landlord shall be permitted to lease such space to any other person or entity upon whatever terms and conditions are acceptable to Landlord in its sole discretion.
21. RIGHT OF FIRST OFFER
     (a) Subject to any existing expansion rights or renewal rights possessed by any tenant in the Building as of the Effective Date, as more specifically set forth on Exhibit I attached hereto (“Existing Rights”), Tenant shall have and is hereby granted the following right of first offer to lease the Expansion Space (hereinafter defined) if such space shall become available during the Term, pursuant to and in accordance with the terms and conditions of this Paragraph 21. As used herein, the term “Expansion Space” shall mean any space that becomes available on the fourth (4th) or fifth (5th) floors of the Building. Notwithstanding any provision of the Lease to the contrary, Tenant shall have no rights with respect to the Expansion Space, or any other rights of first offer or refusal, or first right to negotiate, or any other expansion rights whatsoever, except as expressly provided in this Paragraph 21.
     (b) Landlord currently anticipates that approximately 30,438 rentable square feet of Expansion Space on the fifth (5th) floor (the “First Available Expansion Space”) shall become available on or about March 1, 2011. Notwithstanding anything to the contrary contained herein, in the event Tenant exercises its right of first offer by written notice to Landlord with respect to the First Available Expansion Space (“First Available Expansion Space Option”) no later than ninety (90) days after the Effective Date, then (i) the Base Rent for the First Available Expansion Space shall be the same as the Base Rent set forth herein for the original Premises, (ii) the Tenant Improvement Allowance of Fourteen and 80/100 Dollars ($14.80) per rentable square foot shall also apply to the First Available Expansion Space, and (iii) the term of the Lease (as defined in the Twelfth Amendment and as amended thereby) with respect to the First Available Expansion Space shall begin upon the earlier to occur of Tenant’s occupancy of the First Available Expansion Space or thirty (30) days following the date of delivery of the First Available Expansion Space to Tenant by Landlord and shall be governed by the terms of the Twelfth Amendment and the Lease (as amended thereby) until the Commencement Date, and thereafter the term shall continue until and shall expire on April 30, 2014 (“First Available Expansion Space Term”), and (iv) the number of parking permits available to Tenant, Tenant’s Proportionate Share Office and Tenant’s Proportionate Share Building shall increase accordingly which increases shall be set forth in an amendment to this Lease. All terms and conditions of this Lease, including without limitation all provisions governing the payment of Additional Rent, shall be applicable to the First Available Expansion Space during the First Available Term with Tenant taking the First Available Expansion Space in its AS IS WHERE IS condition.
     (c) Landlord also anticipates, that the Expansion Space consisting of the balance of the office space on the fifth (5th) floor (“Remaining Fifth Floor Expansion Space”) and the entirety of the office space on the fourth (4th) floor (“Fourth Floor Expansion Space”) (the Remaining Fifth Floor Expansion Space together with the Fourth Floor Expansion Space shall be referred to herein as the “Remaining Expansion Space”) will become available on or about May 5, 2014.
     (d) In the event that Tenant timely exercises its First Available Expansion Space Option, and in the event that any Expansion Space becomes or is reasonably anticipated by Landlord to become vacant during the Term hereof, then, except as provided below, within thirty (30) days after the expiration or termination of the Existing Rights in connection with the Expansion Space, Landlord shall notify Tenant in writing (the “Availability Notice”) of the availability of the Expansion Space in question and set forth in such Availability Notice (i) the terms and conditions pursuant to which Landlord would lease the Expansion Space to Tenant, including the Expansion Space Fair Market Rental Rate (hereinafter defined), and (ii) the date on which such Expansion Space is anticipated to become available for lease by Tenant (the “Availability Date”). Provided that (A) no Event of Default then exists under the Lease; (B) Tenant and its Affiliates shall be in occupancy for its own use of not less than sixty-five percent (65%) of the Premises; (C) not less than twenty-four (24) months remain in the Term of this Lease as of the Availability Date or Tenant has a remaining Extension Period; and (D) Tenant notifies Landlord, in writing (the “Tenant Election Notice”) within thirty (30) days after Tenant’s receipt of Landlord’s Availability Notice, of Tenant’s irrevocable election to:
     (i) retain its tenancy of the First Available Expansion Space commencing May 1, 2014 and continuing through the remainder of the Term and lease all of the Remaining Fifth Floor Expansion Space on the terms and conditions set forth in the Availability Notice; or
     (ii) relinquish its tenancy of the First Available Expansion Space effective as of April 30, 2014 and lease all of the Fourth Floor Expansion Space on the terms and conditions set forth in the Availability Notice;
     (iii) retain its tenancy of the First Available Expansion Space commencing May 1, 2014 and continuing through the remainder of the Term and lease all of the Remaining Expansion Space on the terms and conditions set forth in the Availability Notice; or
     (iv) retain its tenancy of the First Available Expansion Space commencing May 1, 2014 and continuing through the remainder of the Term on the terms and conditions set forth in the Availability Notice.
     (e) In the event that Tenant does NOT timely exercises its First Available Expansion Space Option, and in the event that any Remaining Expansion Space and/or the First Available Expansion Space becomes or is reasonably anticipated by Landlord to become vacant during the Term hereof, then, except as provided below, within thirty (30) days after the expiration or termination of the Existing Right in connection with the Remaining Expansion Space and/or the First Available Expansion Space, Landlord shall deliver to Tenant an Availability Notice. Provided that (A) no Event of Default then exists under the Lease; (B) Tenant and its Affiliates shall be in occupancy for its own use of not less than sixty-five percent (65%) of the Premises; (C) not less than twenty-four (24) months remain in the Term of this Lease as of the Availability Date or Tenant has a remaining Extension Period; and (D) Tenant delivers to Landlord a Tenant Election Notice within thirty (30) days after Tenant’s receipt of Landlord’s Availability Notice, of Tenant’s irrevocable election to:
     (i) lease all of the Remaining Fifth Floor Expansion Space and, to the extent available, lease the First Available Expansion Premises on the terms and conditions set forth in the Availability Notice; or
     (ii) lease all of the Fourth Floor Expansion Space on the terms and conditions set forth in the Availability Notice; or
     (iii) lease all of the Remaining Expansion Space and, to the extent available, lease the First Available Expansion Premises on the terms and conditions set forth in the Availability Notice,
     (f) The portion of the Expansion Space which Tenant elects to lease pursuant to Section 21(d) or 21(e), as applicable, shall be referred to herein as the “Retained Expansion Space”. The term of the Lease demising the Retained Expansion Space shall (1) commence on the date that is the earlier to occur of (i) one hundred fifty (150) days after Landlord delivers the Retained Expansion Space to Tenant, or (ii) the date upon which Tenant occupies the Retained Expansion Space for the conduct of its normal business operations therein; and (2) be coterminous with the Term hereof.
     (g) All terms and conditions of this Lease, including without limitation all provisions governing the payment of Additional Rent, shall be applicable to the Retained Expansion Space with Tenant taking the Retained Expansion Space in its AS IS WHERE IS condition, except that Base Rent payable during the first Lease Year of each Extension Period shall be the then-current Expansion Space Fair Market Rental Rate (hereinafter defined) with respect to comparable office space (including the Building) in downtown Washington, D.C. at the time of the Availability Date. As used in this Lease, the term “Expansion Space Fair Market Rental Rate” shall mean the fair market rental rate per square foot of rentable area that would be agreed upon between a landlord and a prospective tenant entering into a lease for comparable space as to location, configuration, view and elevator exposure, size and use, in a comparable building as to location, age, quality and reputation, with a comparable build-out, a comparable term and operating expense and real estate tax pass-throughs assuming the following: (1) the landlord and tenant are informed and well-advised and each is acting in what it considers its own best interests; (2) a tenant improvement allowance, free rent periods or any other special concessions (for example, design fees, refurbishing allowances, etc.) will be provided to Tenant; provided, however, Tenant shall have the option to either (i) accept such concessions or (ii) reject such concessions in which event the fair market rental rate shall be decreased to reflect the value of such concessions; and (3) Tenant’s Proportionate Share Office and Tenant’s Proportionate Share Building, respectively of Operating Expenses shall be recalculated to include the Retained Expansion Space. The determination of the Expansion Space Fair Market Rental Rate shall also include the annual increases in Base Rent for the Retained Expansion Space after the first commencement date anniversary of the Retained Expansion Space.
     (h) Landlord and Tenant shall negotiate in good faith to determine the Expansion Space Fair Market Rental Rate, for a period of thirty (30) days after the date on which Landlord receives the Tenant

Election Notice. In the event Landlord and Tenant are unable to agree upon the Expansion Space Fair Market Rental Rate within said thirty (30)-day period, the Expansion Space Fair Market Rental Rate shall be determined by a board of three (3) licensed commercial real estate brokers, one of whom shall be named by the Landlord, one of whom shall be named by Tenant, and the two so appointed shall select a third. Each real estate broker so selected shall be licensed in the jurisdiction in which the Building is located as a real estate broker specializing in the field of commercial office leasing in the District of Columbia, having no less than ten (10) years’ experience in such field, and recognized as ethical and reputable within the field. Landlord and Tenant agree to make their appointments promptly within ten (10) days after the expiration of the thirty (30)-day period, or sooner if mutually agreed upon. The two (2) brokers selected by Landlord and Tenant shall promptly select a third broker within ten (10) days after they both have been appointed, and each broker, within fifteen (15) days after the third broker is selected, shall submit his or her determination of the Expansion Space Fair Market Rental Rate. The Expansion Space Fair Market Rental Rate shall be the mean of the two closest rental rate determinations. Landlord and Tenant shall each pay the fee of the broker selected by it, and they shall equally share the payment of the fee of the third broker.
     (i) In the event that Tenant timely delivers a Tenant Election Notice to Landlord, Landlord shall prepare an amendment in a commercially reasonable form modifying the Lease to incorporate the Retained Expansion Space, which amendment shall set forth, among other things: (i) identifies the Retained Expansion Space and incorporates the same into the Premises; (ii) the amount of Base Rent for the Retained Expansion Space; (iii) the adjustments to Tenant’s Proportionate Share Office and Tenant’s Proportionate Share Building, respectively, of Operating Expenses caused by the addition of the Retained Expansion Space and (iv) the Tenant Improvement Allowance and other market concessions for the Retained Expansion Space, if any. Should Tenant fail or refuse to execute such amendment within thirty (30) days after the delivery of such lease amendment by Landlord, time being of the essence, Landlord shall be free to lease the Expansion Space (or any portion thereof selected by Landlord in its sole discretion) to any other person or entity upon any terms and conditions that Landlord desires in its sole discretion. In the event that Tenant elects to lease the Retained Expansion Space, and Landlord is unable to deliver possession of such space to Tenant on the Availability Date for any reason whatsoever, including without limitation the failure of an existing tenant to vacate such space, Landlord shall not be liable or responsible for any claims, damages or liabilities in connection therewith or by reason thereof, provided that (i) Landlord shall use reasonable efforts to deliver possession of the Retained Expansion Space to Tenant as soon as reasonably practicable, and (ii) in the event Landlord is unable to deliver the Retained Expansion Space to Tenant within one hundred eighty (180) days after the Availability Date for any reason not caused by Tenant, then Tenant shall have the right to seek specific performance or terminate this Lease only with respect to the Retained Expansion Space by delivering to Landlord a written notice of such termination within ten (10) days thereafter, and this Lease only with respect to the Retained Expansion Space shall terminate and all rights, obligations and liabilities of the parties under the executed amendment relating to the Retained Expansion Space shall be released and discharged.
     (j) In the event Tenant fails timely to deliver a Tenant Election Notice to Landlord, Landlord may lease the Expansion Space to any person or entity of its choice on whatever terms and conditions Landlord elects in its sole discretion.
22. TELECOMMUNICATIONS EQUIPMENT
     (a) Subject to the terms and conditions of this Lease, Landlord hereby grants Tenant the non-exclusive right to install, maintain and operate during the Term one (1) satellite dish of less than thirty-six inches (36”) in diameter and related equipment (“Antenna Equipment”) on a portion of the roof of the Building in a location reasonably designated by Landlord (such location being referred to as the “Site”), provided, the Antenna Equipment (i) does not adversely affect the structure of the Building, the roof system of the Building, the warranty for the roof of the Building or the safety of the Building; (ii) does not adversely affect the electrical, mechanical or any other system of the Building or the functioning thereof; (iii) does not interfere with the operation of the Building or the provision of services or utilities to other tenants in the Building, (iv) does not exceed the capacity of the Building or the roof of the Building as reasonably determined by Landlord, and (v) is otherwise approved by Landlord in writing (which approval shall not be unreasonably denied, conditioned or delayed). Landlord shall not be entitled to any fee from Tenant in connection with the license granted to Tenant pursuant to this Paragraph.
     (b) Landlord hereby grants to Tenant non-exclusive access to the Building’s pathways, shafts, risers, raceways, conduits, available telephone closets, service areas or utility connections and entries into and through the Building owned or under the control of Landlord (the “Communications Spaces and Pathways”) to install such wiring (the “Telecom Cabling”) therein as may be necessary for Tenant to connect Tenant’s Antenna Equipment to the Premises (subject to such rules and regulations as may be promulgated by Landlord from time to time), provided that such Telecom Cabling (i) does not adversely affect the structure or safety of the Building; (ii) does not adversely affect the electrical, mechanical or any other system of the Building or the functioning thereof; and (iii) does not interfere with the operation of the Building or the provision of services or utilities to Tenant or any other tenant of the Building. The Antenna Equipment and the Telecom Cabling shall hereinafter be collectively referred to as the “Telecommunications Equipment”.
     (c) Tenant shall install, operate, maintain and remove the Telecommunications Equipment in compliance with the Permits (as hereinafter defined) and all present and future rules and regulations of any local, State or Federal authority having jurisdiction with respect thereto, including, without limitation, the rules and regulations of the Federal Communications Commission (“FCC”), the Federal Aviation Administration (“FAA”), the Occupational Safety and Health Administration (“OSHA”); the Telecommunications Equipment being permitted under the laws, rules and regulations of the District of Columbia and any other governmental and quasi-governmental authorities having appropriate jurisdiction over the Building or Tenant’s use of the Telecommunications Equipment. Tenant shall use commercially reasonable efforts to deliver to Landlord written proof of compliance within twenty (20) days after Landlord’s written request.
     (d) Installation.
     (i) Prior to installation of the Telecommunications Equipment and any modifications or changes thereto, Tenant shall submit in writing to Landlord all plans and specifications for Landlord’s approval and shall commence work only after having obtained Landlord’s written approval. Landlord hereby agrees to review and respond to Tenant with respect to said plans and specifications within fifteen (15) days after its receipt thereof. The style, color, materials, exact location and method of installation of the Telecommunications Equipment, and the location of all cables and equipment in the Building’s conduits, risers or equipment rooms or closets are subject to the prior written approval of Landlord (which approval shall not be unreasonably denied, conditioned or delayed).
     (ii) All of such installations, modifications or changes shall conform to Landlord’s reasonable technical requirements, including, but not limited to, design and installation specifications, interference control devices and weight and windload requirements.
     (iii) The Telecommunications Equipment shall be clearly marked to show Tenant’s name, address, telephone number, the name of the person to contact in case of emergency, FCC call sign, frequency and location; the transmissions lines shall be identified at the bottom and top of each line.

     (iv) The materials, exact location and method of installation of the Telecom Cabling, and the location of and method of identifying and marking all cables and equipment in the Communications Spaces and Pathways are subject to the prior written approval of Landlord (which approval shall not be unreasonably, denied, conditioned or delayed).
     (v) In the event Tenant requires an electric power supply and/or usage different from that currently provided by Landlord and included within the Rent to be paid by Tenant hereunder, Tenant shall, at its sole cost and expense, obtain such power supply. Any work performed in connection therewith shall comply with the provisions of this Lease concerning Tenant alterations or improvements. Any power lines installed by Tenant shall run within the areas designated on the plans and specifications for the Telecommunications Equipment (the “Telecommunications Plans”). Any deviation from such Telecommunications Plans shall be corrected at Tenant’s expense, payable as Additional Rent hereunder within ten (10) days of Tenant’s receipt of an invoice therefor.
     (vi) In the event any zoning approvals, licenses, or building or occupancy permits are required for the installation, modification or operation of the Telecommunications Equipment (collectively, the “Permits”), Landlord shall obtain the Permits on Tenant’s behalf, provided, however, that (a) such applications and requests shall be at no third party cost to Landlord (or Tenant agrees to reimburse Landlord promptly for such third party costs) and shall impose no liability on Landlord, and (b) the Permits and/or the conditions under which the Permits would be granted shall in no way impair or adversely affect the Building. Tenant shall assist and cooperate with Landlord to obtain the Permits, and shall promptly join in, consent to, execute, deliver and pay all fees with respect to any such applications and requests as may be required. Prior to any meetings or telephone conference calls with or submissions of material to governmental authorities, Landlord shall use its reasonable efforts to notify Tenant of its intention to have such meetings or conference calls or make such submissions at least three (3) business days prior thereto, provided that Landlord shall have been afforded sufficient prior notice by such governmental authorities, and Tenant shall have the right, at Tenant’s sole cost and expense, to participate in such meetings or conference calls. Landlord shall have no liability for failure to obtain the Permits, nor shall Landlord be required to appeal the denial or failure to grant any Permit by any governmental agency. Tenant shall be responsible for obtaining, if required, any licenses or permits which may be required by the FCC. A copy of each of Tenant’s applicable permits and licenses shall be delivered to Landlord upon request.
     (vii) All work performed at the Building in connection with the installation, modification, operation or removal of the Telecommunications Equipment shall be performed at Tenant’s expense by Tenant’s employees or by contractors approved by Landlord in its good faith judgment; provided, however, at Landlord’s sole election, Landlord shall be entitled to designate a contractor to perform any such installation or modification that in Landlord’s judgment may (a) adversely affect the structure of the Building, the roof of the Building, the warranty for the roof of the Building or the safety of the Building; (b) adversely affect the electrical, mechanical or any other system of the Building or the functioning thereof; or (c) interfere with the operation of the Building or the provision of services or utilities to Tenant or other tenants in the Building.
     (viii) Landlord shall provide to Tenant sufficient access to the Site and the Communications Spaces and Pathways during the normal hours of operation of the Building under this Lease for the maintenance and operation of the Telecommunications Equipment. Access to the Site and the Communications Spaces and Pathways at other times will be available only on an emergency basis, by telephoning the property manager for the Building. Tenant shall reimburse Landlord for all out-of-pocket costs and expenses reasonably incurred by Landlord as a result of such emergency access. All access to the Site and Communications Spaces and Pathways shall be subject to the continuing control of, and reasonable security and safety procedures established by, Landlord from time to time.
     (ix) Tenant shall pay Landlord (within thirty (30) days after receipt of an invoice therefor) an amount equal to all costs incurred by Landlord to have an engineer review the Telecommunications Plans and specifications and method for attaching the Telecommunications Equipment to the Building, if any.
     (x) Tenant shall install any screen or other covering for the Antenna Equipment that Landlord in its reasonable discretion may require (the size, type and style of which shall be subject to Landlord’s prior written approval) in order to camouflage or conceal the Antenna Equipment.
     (xi) The Antenna Equipment shall not exceed the height or the weight that Landlord shall determine is appropriate for the roof (which Landlord shall specify to Tenant upon Tenant’s written request).
     (e) Interference.
     (i) The installation, maintenance and operation of the Telecommunications Equipment shall not interfere electronically or otherwise, with (a) the equipment, facilities or operations of Landlord, or (b) the equipment, facilities or operations of Landlord’s licensees or tenants at the Building. If any interference is caused by the installation, maintenance and operation of the Telecommunications Equipment, Tenant shall, upon written request, suspend its operations until such time as the interference has been eliminated, except for intermittent testing after performing such repair, modification, replacement or other action for the purpose of correcting the interference. If Tenant is unable to rectify the interference, then upon Landlord’s request, Tenant shall (at Tenant’s cost) remove the Telecommunications Equipment from the Building (and restore the Site and the Building area affected to the condition existing prior to installation of the Telecommunications Equipment) and comply with the provisions hereof governing removal of the Telecommunications Equipment. All transmitters and/or repeater systems at the Site shall be equipped with, at a minimum, a single stage isolator and a bandpass filter or bandpass/reject type duplexer. No notch type duplexers will be allowed. Complete technical characteristics for required equipment (including response curves) shall be furnished to Landlord and approved for use prior to Tenant’s installation of the Telecommunications Equipment. Landlord shall use commercially reasonable efforts to ensure that any equipment installed or placed on the roof after the installation of the Telecommunications Equipment will be located in an area that is not likely to materially interfere electronically or otherwise with the Telecommunications Equipment installed by or on behalf of Tenant; and if any material interference with the Telecommunications Equipment nevertheless results, Landlord shall cause such other equipment to be relocated promptly in accordance with Paragraph 22(i) below so as to eliminate all such interference.
     (ii) Tenant waives any and all claims against Landlord for any interference caused to or with Tenant’s Telecommunications Equipment by the present or future equipment or facilities of Landlord or any of its tenants or licensees, except to the extent due to Landlord’s gross negligence or willful misconduct or Landlord is in breach of its obligations hereunder or fails to relocate promptly any other equipment, hardware or cables installed for another tenant after the date of the installation of Tenant’s Telecommunication Equipment.

     (f) Maintenance and Removal of the Telecommunications Equipment.
     (i) Tenant shall, at its sole cost and expense, be responsible for the maintenance of the Telecommunications Equipment in accordance with all applicable laws and regulations and this Lease. All maintenance work shall be performed by Tenant’s employees or by certified contractors, previously approved in writing by Landlord, such approval not to be unreasonably denied, conditioned or delayed.
     (ii) At the expiration or earlier termination of this Lease, Tenant shall remove the Telecommunications Equipment from the Building (and restore the Site and the Building area affected to the condition existing prior to installation of the Telecommunications Equipment) (the “Telecommunications Equipment Restoration Work”) at Tenant’s sole cost and expense. The removal shall be performed by a certified contractor previously approved in writing by Landlord (such approval not to be unreasonably denied, conditioned or delayed), in a workmanlike manner in accordance with a previously approved removal plan (such approval not to be unreasonably denied, conditioned or delayed) and without causing any damage or material and continuous interference to the structures, equipment, or operations of Landlord or any of its licensees or tenants at the Building. Should any interference, damage or destruction occur, remedy thereof shall be immediately commenced and diligently pursued by Tenant at Tenant’s sole cost and expense. If Tenant fails to eliminate any such interference or to make any such repair within seven (7) days after receiving written notice of the occurrence of interference or damage, Landlord may perform the necessary work at Tenant’s cost and expense and such amount shall be paid by Tenant, as Additional Rent hereunder, within thirty (30) days of Tenant’s receipt of an invoice therefor. Notwithstanding anything to the contrary contained in this Lease, Tenant shall, upon Landlord’s request, remove, at Tenant’s sole expense, such wires and cables as may have been installed by Tenant on the exterior of the Building during the Lease Term.
     (g) Landlord shall be entitled to grant to other persons or entities the right to use certain portions of the roof; provided, however, that (i) Landlord shall not grant to another user the right to erect an antenna, dish or other hardware or cables in the Site or in a location which would materially interfere with Tenant’s Telecommunications Equipment, and (ii) if any other user of the roof of the Building places an antenna, satellite dish or other hardware, equipment or cabling on the roof of the Building that materially interferes with the operation of Tenant’s Telecommunications Equipment then on the roof, Landlord shall cause such other user to move its equipment, hardware, equipment or cabling to a location that in Landlord’s reasonable judgment would not materially interfere with the operation of Tenant’s Telecommunications Equipment then on the roof of the Building. Notwithstanding anything herein to the contrary, Tenant acknowledges that Tenant’s right to install and maintain the Telecommunications Equipment is a non-exclusive right and that Landlord hereby reserves the right to limit or restrict access to the Telecommunications Equipment to the extent Landlord may deem necessary in order for Landlord to comply with the terms of any lease now or hereafter in effect for any portion of the Building (e.g., a lease to a tenant who, by reason of a contract with the United States government, must maintain a level of security which would prohibit access to the roof by parties other than the Landlord). In the event of such limitation upon Tenant’s access to the Telecommunications Equipment, Landlord shall make other reasonable accommodations to Tenant in order to permit Tenant controlled or monitored access to the Telecommunications Equipment for maintenance purposes during Landlord’s normal business hours. Landlord, at its sole but reasonable option, may require Tenant, at any time prior to the expiration of the Lease, to relocate, or if not feasible, to terminate the operation of the Telecommunications Equipment if it is (i) causing physical damage to the structural integrity of the Building, (ii) in Landlord’s reasonable judgment, voiding any warranty or guaranty applicable to the roof or the Building, (iii) interfering with any other service provided by the Building, or (iv) causing the violation of any condition or provision of this Lease or any governmental or quasi-governmental law, rule or regulation applicable to the Building

(now or hereafter in effect). Landlord shall have the right (a) to require that the Antenna Equipment be moved to another location on the roof or the Building, and (b) to require the Telecom Cabling be moved to another location in the Communications Spaces and Pathways, to accommodate Landlord for placement of other antenna equipment or telecommunications equipment, or other electrical equipment, at Landlord’s sole expense, provided that such relocation and new location does not materially adversely affect the operation of the Antenna Equipment or the Telecom Cabling, respectively.
     (h) In the event Landlord elects to retain the Telecom Cabling, Tenant covenants that to the best of Tenant’s knowledge (a) Tenant shall be the sole owner of such wires and cables as may have been installed by Tenant in the Premises or the Building during the Lease Term, that Tenant shall have good right to surrender such Telecom Cabling, and that such Telecom Cabling shall be free of all liens and encumbrances, and (b) all Telecom Cabling shall be left in good condition, working order, clearly marked to show Tenant’s name, address, telephone number, the name of the person to contact in case of emergency, FCC call sign, frequency and location; the transmissions lines shall be identified at the bottom and top of each line.
     (i) The provisions of this Paragraph 22 shall survive the expiration or earlier termination of the Lease.
23. MOLD AND MILDEW
     (a) Mold is a type of fungus. It occurs naturally in the environment and is necessary for the natural decomposition of plant and other organic material. Certain strains of mold have been shown to have potential adverse effects in susceptible persons. Mold can also have an adverse impact on real and personal property. Tenant understands and acknowledges that the Premises are located in a region with a climate that may be conducive to the growth of mold and mildew. Tenant further understands and acknowledges that maintaining an acceptable indoor environment is an ongoing effort and that changes in occupancy, remodeling, maintenance procedures, and many other factors can have a significant effect on an indoor environment.
     (b) For purposes hereof, “Mold” is defined as the indoor presence or growth of mold, mildew, fungus and/or the presence of materials containing any of them. In most indoor environments, the availability of moisture becomes the limiting factor to amplification or growth of mold. Indoor mold is not always visible but it can sometimes be detected by the presence of a musty odor that is produced by microscopic volatile organic compounds (“MVOCs”), a metabolic byproduct of fungi and bacteria.
     (c) LEAKS, EXCESS INDOOR RELATIVE HUMIDITY, WET FLOORING AND/OR MOISTURE WILL CONTRIBUTE TO THE GROWTH OF MOLD. Tenant must use commercially reasonable efforts to promptly report to Landlord any leaks, moisture or water intrusion, and any damage to or defect in the plumbing or air conditioning system. Unless there is an emergency, all notices must be provided in writing and must specify the repairs that are to be performed or required. In the case of an emergency, Tenant may give Landlord oral notice of the problem or defect. Within twenty-four (24) hours after any emergency notification, Tenant must provide Landlord with written confirmation of Tenant’s oral notice to Landlord. If any problem or defect is not corrected, or recurs, Tenant must immediately notify Landlord in writing of the need for additional corrective measures. Tenant expressly understands and acknowledges that Landlord shall not be liable for any damages which may be caused, directly or indirectly, by Tenant’s failure to maintain the Premises clean, dry, well-ventilated and free of contamination.
     (d) Any remediation or repairs required as a result of moisture or Mold must be performed by skilled professionals who are properly licensed and insured and approved by Landlord in its sole discretion. Additionally, any remediation or repairs performed regarding the presence of moisture or Mold in the Premises shall be performed in accordance with the OSHA’s Guide to Mold in the Workplace or such other industry-standard as approved by Landlord in its sole discretion. Landlord shall have the right to inspect the Premises, upon reasonable notice to Tenant, to determine their existing condition and whether Tenant is complying with the all of the terms contained hereinabove.
24. MISCELLANEOUS
     (a) Attorneys’ Fees. In the event of any legal action or proceeding brought by either party against the other arising out of this Lease, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs (including, without limitation, court costs and reasonable expert witness fees) incurred in such action. Such amounts shall be included in any judgment rendered in any such action or proceeding.
     (b) Waiver. No waiver by Landlord of any provision of this Lease or of any breach by Tenant hereunder shall be deemed to be a waiver of any other provision hereof, or of any subsequent breach by Tenant. Landlord’s consent to or approval of any act by Tenant requiring Landlord’s consent or approval under this Lease shall not be deemed to render unnecessary the obtaining of Landlord’s consent to or approval of any subsequent act of Tenant. No act or thing done by Landlord or Landlord’s agents during the term of this Lease shall be deemed an acceptance of a surrender of the Premises, unless in writing signed by Landlord. The delivery of the keys to any employee or agent of Landlord shall not operate as a termination of the Lease or a surrender of the Premises. The acceptance of any Rent by Landlord following a breach of this Lease by Tenant shall not constitute a waiver by Landlord of such breach or any other breach unless such waiver is expressly stated in a writing signed by Landlord.
     (c) Notices. Any notice, demand, request, consent, approval, disapproval or certificate (“Notice”) required or desired to be given under this Lease shall be in writing and given by certified mail, return receipt requested, by personal delivery or by a nationally recognized overnight delivery service (such as Federal Express or UPS) providing a receipt for delivery. Notices may not be given by facsimile or electronic mail. The date of giving any Notice shall be deemed to be the date upon which delivery is actually made by one of the methods described in this Paragraph 24(c) (or attempted if said delivery is refused or rejected). If a Notice is received on a Saturday, Sunday or legal holiday, it shall be deemed received on the next business day. All notices, demands, requests, consents, approvals, disapprovals, or certificates shall be addressed at the address specified in Item 14 of the Basic Lease Provisions or to such other addresses as may be specified by written notice from Landlord to Tenant and if to Tenant, at the Premises. Either party may change its address by giving reasonable advance written Notice of its new address in accordance with the methods described in this Paragraph; provided, however, no notice of either party’s change of address shall be effective until fifteen (15) days after the addressee’s actual receipt thereof. For the purpose of this Lease, Landlord’s property manager or counsel may provide written Notices to Tenant on behalf of Landlord and such notices shall be binding on Tenant as if such notices have been provided directly by Landlord.
     (d) Access Control. Landlord shall be the sole determinant of the type and amount of any access control or courtesy guard services to be provided to the Project, if any. IN ALL EVENTS, LANDLORD SHALL NOT BE LIABLE TO TENANT, AND TENANT HEREBY WAIVES ANY CLAIM AGAINST LANDLORD, FOR (I) ANY UNAUTHORIZED OR CRIMINAL ENTRY OF THIRD PARTIES INTO THE PREMISES, THE BUILDING OR THE PROJECT, (II) ANY DAMAGE TO PERSONS, OR (III) ANY LOSS OF PROPERTY IN AND ABOUT THE PREMISES, THE BUILDING OR THE PROJECT, BY OR FROM ANY UNAUTHORIZED OR CRIMINAL ACTS OF THIRD PARTIES, REGARDLESS OF ANY ACTION, INACTION, FAILURE, BREAKDOWN, MALFUNCTION AND/OR INSUFFICIENCY OF THE ACCESS CONTROL OR COURTESY

GUARD SERVICES PROVIDED BY LANDLORD, IF ANY. Tenant shall provide such supplemental security services and shall install within the Premises such supplemental security equipment, systems and procedures as may reasonably be required for the protection of its employees and invitees, provided that Tenant shall coordinate such services and equipment with any security provided by Landlord. The determination of the extent to which such supplemental security equipment, systems and procedures are reasonably required shall be made in the sole judgment, and shall be the sole responsibility, of Tenant. Except with respect to the access control enhancements described on Exhibit B attached hereto, Tenant acknowledges that it has neither received nor relied upon any representation or warranty made by or on behalf of Landlord with respect to the safety or security of the Premises or the Project or any part thereof or the extent or effectiveness of any security measures or procedures now or hereafter provided by Landlord, and further acknowledges that Tenant has made its own independent determinations with respect to all such matters.
     (e) Intentionally Omitted.
     (f) Holding Over. If Tenant retains possession of the Premises after the termination or expiration of the Lease Term, then Tenant shall, at Landlord’s election become a tenant at sufferance (and not a tenant at will), such possession shall be subject to immediate termination by Landlord at any time, and all of the other terms and provisions of this Lease (excluding any expansion or renewal option or other similar right or option) shall be applicable during such holdover period, except that Tenant shall pay Landlord from time to time, upon demand, as Base Rent for the first three (3) months of the holdover period an amount equal to one hundred twenty five percent (125%) of the Base Rent in effect on the termination date, and thereafter an amount equal to one hundred fifty percent (150%) of the Base Rent in effect on the termination date, computed on a monthly basis for each month or part thereof during such holding over. All other payments (including payment of Additional Rent) shall continue under the terms of this Lease. In addition, Tenant shall be liable for all actual damages incurred by Landlord as a result of such holding over. No holding over by Tenant, whether with or without consent of Landlord, shall operate to extend this Lease except as otherwise expressly provided, and this Paragraph shall not be construed as consent for Tenant to retain possession of the Premises.
     (g) Intentionally Omitted.
     (h) Intentionally Omitted.
     (i) Quiet Possession. Subject to the provisions of this Lease, Tenant shall have quiet possession of the Premises for the term hereof without hindrance or ejection by any person lawfully claiming under Landlord.
     (j) Matters of Record. Except as otherwise provided in Paragraph 16 above and elsewhere in this Lease, this Lease and Tenant’s rights hereunder are subject and subordinate to the Security Documents subject to Paragraph 16. Tenant agrees for itself and all persons in possession or holding under it that it will comply with and not violate any such covenants, conditions and restrictions or other matters of record to the extent they relate to Tenant’s use of the Premises or the Common Areas. Landlord reserves the right, from time to time, to grant such easements, rights and dedications as Landlord deems necessary or desirable, and to cause the recordation of parcel maps and covenants, conditions and restrictions affecting the Premises, the Building or the Project, as long as such easements, rights, dedications, maps, and covenants, conditions and restrictions do not materially interfere with the use of the Premises and the Common Areas by Tenant.

     (k) Successors and Assigns. Except as otherwise provided in this Lease, all of the covenants, conditions and provisions of this Lease shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.
     (l) Broker. Tenant warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the broker named in Item 12 of the Basic Lease Provisions and that it knows of no other real estate broker or agent who is or might be entitled to a commission in connection with this Lease. Landlord agrees to be responsible for the payment of any leasing commissions owed to the aforesaid broker in accordance with the terms of a separate commission agreement entered into between Landlord and said broker. Tenant agrees to indemnify, defend and hold Landlord and Landlord’s beneficiaries and agents harmless from and against any claims for a fee or commission made by any broker, other than the Broker, claiming to have acted by or on behalf of Tenant in connection with this Lease.
     (m) Project or Building Name and Signage. Landlord shall have the right at any time to install, affix and maintain any and all signs on the exterior and on the interior of the Project or Building as Landlord may, in Landlord’s sole discretion, desire; provided, however, that Landlord may not use Tenant’s name or the name of any of its Affiliates in any promotional materials without first obtaining Tenant’s prior written consent; and further provided, that the parties acknowledge another tenant in the Building has exterior signage placed on the Building, which signage may be modified at such tenant’s election. Landlord agrees that so long as Tenant is not in default hereunder and Tenant is in occupancy of not less than 120,000 square feet of rentable area in the Building, Tenant shall also have exterior signage rights commensurate with Tenant’s percentage of occupancy of the Building, and Tenant shall be permitted to affix exterior signage at Tenant’s sole cost and expense and upon Landlord’s consent with regard to the size, design, materials and location of such signage. In the event that Landlord desires to no longer identify the Building by its address (i.e., “1001 Pennsylvania Avenue”), Landlord shall be required to obtain Tenant’s written approval prior to implementing such modification of the Building name. In furtherance thereof, Landlord shall send written notification to Tenant of such modification to the Building name, and Tenant shall have the right to deny approval of such alternative name within ten (10) business days of Tenant’s receipt thereof by providing written notice of Tenant’s denial to Landlord. In the event that Tenant does not timely respond to Landlord’s notification, the Building name modification shall be deemed approved by Tenant. The parties acknowledge and agree that the provision of exterior tenant signage on the Building shall not constitute a modification of the Building name. Tenant shall not use the name of the Project or Building or use pictures or illustrations of the Project or Building in advertising or other publicity or for any purpose other than as the address of the business to be conducted by Tenant in the Premises, without the prior written consent of Landlord. Additionally, Landlord shall have the exclusive right at all times during the Lease Term to change, modify, add to or otherwise alter the number, or designation of the Building and/or the Project, and Landlord shall not be liable for claims or damages of any kind which may be attributed thereto or result therefrom, except for reimbursing Tenant for its out of pocket costs incurred in connection with having to order new stationary, business cards and update its website in order to reflect the new information.
     (n) Examination of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for lease, and it is not effective as a lease or otherwise until execution by and delivery to both Landlord and Tenant.
     (o) Time. Time is of the essence of this Lease and each and all of its provisions.
     (p) Defined Terms and Marginal Headings. The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular and for purposes of Paragraph 5, 7, 13 and 18, the term Landlord shall include Landlord, its employees, contractors and agents. The marginal headings and titles to the paragraph of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof.
     (q) Conflict of Laws; Prior Agreements; Separability. This Lease shall be governed by and construed pursuant to the laws of the State. This Lease contains all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Lease. No prior agreement, understanding or representation pertaining to any such matter shall be effective for any purpose. No provision of this Lease may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest. The illegality, invalidity or unenforceability of any provision of this Lease shall in no way impair or invalidate any other provision of this Lease, and such remaining provisions shall remain in full force and effect.
     (r) Authority. (i) Each individual executing this Lease on behalf of Tenant, in his or her capacity as an officer of Tenant and not personally, hereby covenants and warrants that Tenant is a duly authorized and existing limited liability company, that Tenant has and is qualified to do business in the State, that Tenant has full right and authority to enter into this Lease, and that each person signing on behalf of Tenant is authorized to do so. Tenant shall provide Landlord on demand with such evidence of such authority as Landlord shall reasonably request, including, without limitation, resolutions, certificates and opinions of counsel. (ii) Each individual executing this Lease on behalf of Landlord, in his or her capacity as an officer of Landlord and not personally, hereby covenants and warrants that Landlord is a duly authorized and existing corporation, that Landlord has and is qualified to do business in the State, that Landlord has full right and authority to enter into this Lease, and that each person signing on behalf of Landlord is authorized to do so. Landlord shall provide Tenant on demand with such evidence of such authority as Tenant shall reasonably request, including, without limitation, resolutions, certificates and opinions of counsel. (iii) This Lease shall not be construed to create a partnership, joint venture or similar relationship or arrangement between Landlord and Tenant hereunder.
     (s) Joint and Several Liability. If two or more individuals, corporations, partnerships or other business associations (or any combination of two or more thereof) shall sign this Lease as Tenant, the liability of each such individual, corporation, partnership or other business association to pay Rent and perform all other obligations hereunder shall be deemed to be joint and several, and all notices, payments and agreements given or made by, with or to any one of such individuals, corporations, partnerships or other business associations shall be deemed to have been given or made by, with or to all of them. In like manner, if Tenant shall be a partnership or other business association, the members of which are, by virtue of statute or federal law, subject to personal liability, then the liability of each such member shall be joint and several.
     (t) Rental Allocation. For purposes of Section 467 of the Internal Revenue Code of 1986, as amended from time to time, Landlord and Tenant hereby agree to allocate all Rent to the period in which payment is due, or if later, the period in which Rent is paid.
     (u) Rules and Regulations. Tenant agrees to comply with all rules and regulations of the Building and the Project imposed by Landlord as set forth on Exhibit C attached hereto, as the same may be reasonably changed from time to time upon reasonable prior written notice to Tenant. Landlord shall not be liable to Tenant for the failure of any other tenant or any of its assignees, subtenants, or their respective agents, employees, representatives, invitees or licensees to conform to such rules and regulations. If another tenant in the Building is violating the rules and regulations and as a result thereof Tenant’s use of the Premises is interfered with in any material manner, then, promptly after Tenant delivers to Landlord notice thereof in writing, Landlord shall use good faith efforts to enforce such rules and regulations contained in such tenant’s lease against such tenant. Notwithstanding anything in this Paragraph 24(u) to the contrary, if any rule or regulation is not enforced in a uniform and in a non-

discriminatory manner, such rule or regulation shall not be enforceable against Tenant. In the event of any conflict or inconsistency between the terms and provisions of the rules and regulations as now or hereafter in effect, and the terms and provisions of this Lease, the terms and provisions of this Lease shall prevail.
     (v) Joint Product. This Agreement is the result of arms-length negotiations between Landlord and Tenant and their respective attorneys. Accordingly, neither party shall be deemed to be the author of this Lease and this Lease shall not be construed against either party.
     (w) Guarantor’s Consent Not Required. Tenant’s parent company, TC Group, L.L.C., a Delaware limited liability company (“Guarantor”), shall guarantee Tenant’s obligations under this Lease, all as more specifically set forth in the form of Guaranty attached hereto as Schedule H (“Guaranty”). Landlord and Tenant have no obligation to obtain Guarantor’s consent prior to entering into any amendments, assignments, subleases, or any alterations whatsoever, monetary or non-monetary, of the Lease. During the Term, Tenant upon Landlord’s prior written approval Tenant shall have the right to replace the Guarantor with a substitute guarantor; provided, such substitute guarantor executes a Guaranty and provides Landlord with sufficient evidence for Landlord to evaluate the financial capacity of such substitute guarantor.
     (x) Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, acts of war, terrorism, terrorist activities, inability to obtain services, labor, or materials or reasonable substitutes therefore, governmental actions, civil commotions, fire, flood, earthquake or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations of either party which could be satisfied through the payment of money and except as to Tenant’s obligations under Paragraph 6 and Paragraph 8 of this Lease and Paragraph 24(f) of this Lease (collectively, a “Force Majeure”), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure.
     (y) Counterparts. This Lease may be executed in several counterparts, each of which shall be deemed an original, and all of which shall constitute but one and the same instrument.
     (z) Waiver of Right to Jury Trial. LANDLORD AND TENANT WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY OF ANY CONTRACT OR TORT CLAIM, COUNTERCLAIM, CROSS-COMPLAINT, OR CAUSE OF ACTION IN ANY ACTION, PROCEEDING, OR HEARING BROUGHT BY EITHER PARTY AGAINST THE OTHER ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, OR TENANT’S USE OR OCCUPANCY OF THE PREMISES, INCLUDING WITHOUT LIMITATION ANY CLAIM OF INJURY OR DAMAGE OR THE ENFORCEMENT OF ANY REMEDY UNDER ANY CURRENT OR FUTURE LAW, STATUTE, REGULATION, CODE, OR ORDINANCE.
     (aa) Office and Communications Services. Landlord has advised Tenant that certain office and communications services may be offered to tenants of the Building on a non-exclusive basis by a concessionaire under contract to Landlord (“Provider”). Tenant shall be permitted to contract with Provider for the provision of any or all of such services on such terms and conditions as Tenant and Provider may agree, but Tenant also shall have the right to contract with any other provider of a competing service. Tenant acknowledges and agrees that: (i) Landlord has made no warranty or representation to Tenant with respect to the availability of any such services, or the quality, reliability or suitability thereof; (ii) the Provider is not acting as the agent or representative of Landlord in the provision of such services, and Landlord shall have no liability or responsibility for any failure or inadequacy of such services, or any equipment or facilities used in the furnishing thereof, or any act or omission of Provider, or its agents, employees, representatives, officers or contractors; (iii) Landlord shall have no responsibility or liability for the installation, alteration, repair, maintenance, furnishing, operation, adjustment or removal of any such services, equipment or facilities; and (iv) any contract or other agreement between Tenant and Provider shall be independent of this Lease, the obligations of Tenant hereunder, and the rights of Landlord hereunder, and, without limiting the foregoing, no default or failure of Provider with respect to any such services, equipment or facilities, or under any contract or agreement relating thereto, shall have any effect on this Lease or give to Tenant any offset or defense to the full and timely performance of its obligations hereunder, or entitle Tenant to any abatement of rent or additional rent or any other payment required to be made by Tenant hereunder, or constitute any accrual or constructive eviction of Tenant, or otherwise give rise to any other claim of any nature against Landlord.
     (bb) OFAC Compliance.
     (i) Certification. Tenant certifies, represents, warrants and covenants that:
          (A) It is not acting and will not act, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person”, or other banned or blocked person, entity, nation or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control; and
          (B) It is not engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity or nation.
     (ii) Indemnity. Tenant hereby agrees to defend (with counsel reasonably acceptable to Landlord), indemnify and hold harmless Landlord and the Landlord Indemnitees from and against any and all Claims arising from or related to any such breach of the foregoing certifications, representations, warranties and covenants.
     (cc) No Easement For Light, Air And View. This Lease conveys to Tenant no rights for any light, air or view beyond the boundaries of the land making up the Project. No diminution of light, air or view, or any impairment of the visibility of the Premises from inside or outside the Building, by any structure or other object that may hereafter be erected (whether or not by Landlord) beyond the boundaries of the land making up the Project shall entitle Tenant to any reduction of Rent under this Lease, constitute an actual or constructive eviction of Tenant, result in any liability of Landlord to Tenant, or in any other way affect this Lease or Tenant’s obligations hereunder.
     (dd) Nondisclosure of Lease Terms. INTENTIONALLY OMITTED.
     (ee) Inducement Recapture in Event of Default. INTENTIONALLY OMITTED.
     (ff) ERISA. Tenant is not an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), which is subject to Title I of ERISA, or a “plan” as defined in Section 4975(e)(1) of the Internal Revenue Code of 1986, which is subject to Section 4975 of the Internal Revenue Code of 1986; and (b) the assets of Tenant do not constitute “plan assets” of one or more such plans for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code of

1986; and (c) Tenant is not a “governmental plan” within the meaning of Section 3(32) of ERISA, and assets of Tenant do not constitute plan assets of one or more such plans; or (d) transactions by or with Tenant are not in violation of state statutes applicable to Tenant regulating investments of and fiduciary obligations with respect to governmental plans.
     (gg) Separate Account. Notwithstanding anything contained in this Lease or in any other document executed in connection with the transaction contemplated hereby to the contrary and without limitation of Paragraph 17(c) hereof, any liability of Landlord shall be satisfied solely from the assets and properties of the Teachers Insurance and Annuity Association of America’s Real Estate Account established as a separate investment account of TIAA under New York law on February 22, 1995, and under the regulation of the State of New York Insurance Department (the “Separate Account”) (including all assets and properties allocated to or held for the account of the Separate Account), and in no event shall any recourse be had to any assets or properties held by TIAA in its general investment account or in any other of its existing or future separate accounts other than the Separate Account. The provisions of this Paragraph 24(gg) will survive the expiration or earlier termination of this Lease.
     (hh) Directory. Landlord shall provide for Tenant, at Landlord’s expense, throughout the term of this Lease, Tenant’s Proportionate Share Office of the directory strip listings in the Building’s lobby directory(ies). In the event that any updates are necessary to said directory listing of Tenant and are requested by Tenant at any time during the Term, Tenant shall be responsible for the reasonable out-of-pocket costs incurred by Landlord in connection with such modifications.
     (ii) Swing Space. If requested by Tenant, Landlord agrees to make a good faith effort to identify and make available to Tenant a block of approximately 20,000 to 30,000 square feet of Rentable Area of temporary space in the Building (“Swing Space”) for temporal), business operations by Tenant during the construction/installation of the Tenant Improvements. If provided, Tenant may occupy the Swing Space, in its then “as is” condition, for a period not to exceed six (6) months. Tenant shall not be obligated to pay any Base Rent with respect to the Swing Space; provided, however Tenant shall be obligated to pay all Additional Rent with respect to the Swing Space. For purposes of calculating Tenant’s Proportionate Share Office of Operating Expenses for the Swing Space, Tenant’s Proportionate Share Office shall be a fraction, the numerator of which shall be the number of square feet of Rentable Area of Swing Space, and the denominator of which shall be the number of square feet of Rentable Area of office space in the Building. For purposes of calculating Tenant’s Proportionate Share Building of Operating Expenses for the Swing Space, Tenant’s Proportionate Share Building shall be a fraction, the numerator of which shall be the number of square feet of Rentable Area of Swing Space, and the denominator of which shall be the number of square feet of Rentable Area of office space and the number of square feet of rentable area of retail space in the Building.
[SIGNATURE PAGE TO FOLLOW]

SIGNATURE PAGE TO OFFICE LEASE
BY AND BETWEEN TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA, AS LANDLORD,
AND CARLYLE INVESTMENT MANAGEMENT, L.L.C., AS TENANT
     IN WITNESS WHEREOF, intended to be legally bound hereby, the parties hereto, by their duly authorized representatives, have executed and sealed this Lease with the intention that this Lease constitutes an instrument under seal, and that the parties have executed this Lease to be effective as of the Effective Date of this Lease.

“LANDLORD”:		“TENANT”:

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA, a New York corporation, for the benefit of its Real Estate Account		CARLYLE INVESTMENT MANAGEMENT L.L.C., a Delaware limited liability company

By:	/s/ Joseph P. Flanagan	By:	/s/ Daniel D’Aniello

Name:	Joseph P. Flanagan	Name:	Daniel D’Aniello
Title:	Assistant Secretary	Title:	Managing Director